Filed pursuant to Rule 424(b)(3)
Registration No. 333-239081

PROSPECTUS

Offers to Exchange

$200,000,000 Outstanding Floating Rate Notes due 2022

for Registered Floating Rate Notes due 2022

and

$300,000,000 Outstanding 3.450% Senior Notes due 2029

for Registered 3.450% Senior Notes due 2029

Albemarle Corporation (“Albemarle”) is offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, all of its outstanding unregistered Floating Rate Notes due 2022 (the “2022 Restricted Notes”) for an equivalent principal amount of our registered Floating Rate Notes due 2022 (the “2022 Exchange Notes”), and Albemarle Wodgina Pty Ltd, a wholly owned subsidiary of Albemarle (“Wodgina”), is offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, all of its outstanding unregistered 3.450% Senior Notes due 2029 (the “2029 Restricted Notes”) for an equivalent principal amount of its registered 3.450% Senior Notes due 2029 (the “2029 Exchange Notes”), such offers referred to herein, collectively, as the “exchange offers.” The 2022 Restricted Notes and the 2029 Restricted Notes are collectively referred to as the “Restricted Notes”; the 2022 Exchange Notes and the 2029 Exchange Notes are collectively referred to as the “Exchange Notes”; the 2022 Restricted Notes and the 2022 Exchange Notes are collectively referred to as the “2022 Notes”; and the 2029 Restricted Notes and the 2029 Exchange Notes are collectively referred to as the “2029 Notes”. Wodgina’s obligations under the 2029 Restricted Notes are fully and unconditionally guaranteed on a senior unsecured basis (the “2029 Restricted Notes Guarantee”) by Albemarle, and the 2029 Exchange Notes will be fully and unconditionally guaranteed on a senior unsecured basis (the “2029 Exchange Notes Guarantee” and, together with the 2029 Restricted Notes Guarantee, the “2029 Notes Guarantees”) by Albemarle.

The 2022 Exchange Notes and the 2029 Exchange Notes Guarantee will be Albemarle’s senior unsecured obligations and will rank equally with all of Albemarle’s other existing and future senior indebtedness. The 2029 Exchange Notes will be Wodgina’s senior unsecured obligations and will rank equally with all of Wodgina’s other existing and future senior indebtedness. See “Description of the Exchange Notes”. All references to the 2029 Exchange Notes and 2029 Restricted Notes include references to the related guarantees, as appropriate. See “Description of the Exchange Notes—2029 Exchange Notes Guarantee”.

The exchange offers are subject to customary closing conditions and will expire at 11:59 p.m., New York City time, on July 23, 2020 (the “Expiration Date”), unless extended.

Albemarle and Wodgina issued the Restricted Notes in transactions not requiring registration under the Securities Act of 1933, as amended (the “Securities Act”) and, as a result, their transfer is restricted. Albemarle and Wodgina are making the exchange offers to satisfy your registration rights as a holder of the Restricted Notes and will not receive any proceeds from the exchange offers. The terms of the Exchange Notes are identical in all material respects to the Restricted Notes of the same series, except that the Exchange Notes are registered under the Securities Act and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the Restricted Notes of the same series and will not entitle their holders to registration rights. The Exchange Notes, together with any Restricted Notes that are not exchanged in the exchange offer, will be governed by the same indenture, constitute the same class of debt securities for the purposes of such indenture and vote together on all matters.

Each holder of Restricted Notes wishing to accept Exchange Notes in the exchange offers must deliver the Restricted Notes to be exchanged, together with the letter of transmittal that accompanies this prospectus and any other required documentation, to the exchange agent identified in this prospectus. Alternatively, you may effect a tender of Restricted Notes by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”). All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section called “The Exchange Offers” in this prospectus and in the accompanying letter of transmittal.

Each broker-dealer that receives the Exchange Notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The letter of transmittal accompanying this prospectus states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Notes received in exchange for the Restricted Notes where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.” The Exchange Notes will not be listed on any securities exchange or for quotation through any automated dealer quotation system.

See “Risk Factors” beginning on page 9 for a discussion of risk factors that you should carefully consider before deciding to exchange your Restricted Notes for Exchange Notes.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 25, 2020

ABOUT THIS PROSPECTUS

It is important that you read and consider all of the information contained in this prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Incorporation by Reference” and “Where You Can Find More Information.”

As used in this prospectus, unless otherwise indicated or the context otherwise requires the terms (i) “the Company,” “Albemarle,” “we,” “us” and “our” refer to Albemarle Corporation, a Virginia corporation, which is the issuer of the 2022 Exchange Notes and the guarantor of the 2029 Notes, (ii) “Wodgina” refers to Albemarle Wodgina Pty Ltd (ACN 630 509 303), a proprietary limited company incorporated under the laws of Australia and a wholly owned subsidiary of Albemarle, which is the issuer of the 2029 Exchange Notes, (iii) “the issuers” refers to Albemarle and Wodgina, as issuers of the Restricted Notes and the Exchange Notes, (iv) “issuer” refers to Albemarle when used with respect to the 2022 Exchange Notes and Wodgina when used with respect to the 2029 Exchange Notes, (v) “guarantor” refers to Albemarle when used with respect to the 2029 Notes Guarantees and (vi) “initial purchasers” refers to J.P. Morgan Securities LLC and BofA Securities, Inc.

INCORPORATION BY REFERENCE

The issuers are incorporating by reference into this prospectus certain information that Albemarle has filed with the SEC, which means that we are disclosing important information to you by referring you to other documents. This prospectus incorporates by reference the documents listed below and any future filings made by Albemarle with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this prospectus and prior to termination of this offering.

The following documents, which have been filed with the SEC by Albemarle, are hereby incorporated by reference into this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed on February 26, 2020;

•	Amendment to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2019 filed on April 15, 2020;

•	Quarterly Report on Form 10-Q for the quarter ended March 30, 2020 filed on May 11 2020; and

•	Current Reports on Form 8-K filed on February 6, 2020, March 4, 2020, April 20, 2020, and May 8, 2020.

i

Nothing in this prospectus shall be deemed to incorporate information furnished to, but not filed with, the SEC, including information pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently dated or filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information incorporated by reference is an important part of this prospectus. The issuers have not authorized anyone to provide you with information other than that contained in, or incorporated by reference into, this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus. This prospectus contains summaries of certain agreements that the issuers have entered into or expect to enter into in connection with this offering. The descriptions of these agreements contained in this prospectus do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written request to us at the following address: Albemarle Corporation, 4250 Congress Street, Suite 900, Charlotte, North Carolina 28209. Our telephone number is (980) 299-5700.

You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described below. You may also request a copy of these filings, at no cost, by writing or telephoning at the address and telephone number set forth in the paragraph immediately above. We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to the address or telephone number set forth in the paragraph immediately above.

WHERE YOU CAN FIND MORE INFORMATION

Albemarle files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website through which you may access the information Albemarle files electronically with the SEC at http://www.sec.gov.

You may also access Albemarle’s SEC filings under the heading “Investors” on Albemarle’s website at http://www.albemarle.com. The information contained on or linked to or from Albemarle’s website is not incorporated by reference into this prospectus and is not a part of this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the information presented in this prospectus, including the documents incorporated by reference, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current expectations, which are in turn based on assumptions that we believe are reasonable based on our current knowledge of our business and operations. We have used words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “would,” “will” and variations of such words and similar expressions to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. There can be no assurance that our actual results will not differ materially from the results and expectations expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from the outlook expressed or implied in any forward-looking statement include, without limitation, information related to:

•	changes in economic and business conditions;

•	changes in financial and operating performance of our major customers and industries and markets served by us;

•	the timing of orders received from customers;

•	the gain or loss of significant customers;

•	competition from other manufacturers;

•	changes in the demand for our products or the end-user markets in which our products are sold;

•	limitations or prohibitions on the manufacture and sale of our products;

•	availability of raw materials;

•	increases in the cost of raw materials and energy, and our ability to pass through such increases to our customers;

•	changes in our markets in general;

•	fluctuations in foreign currencies;

•	changes in laws and government regulation impacting our operations or our products;

•	the occurrence of regulatory actions, proceedings, claims or litigation;

•	the occurrence of cyber-security breaches, terrorist attacks, industrial accidents, natural disasters or climate change;

•	hazards associated with chemicals manufacturing;

•	the inability to maintain current levels of product or premises liability insurance or the denial of such coverage;

•	political unrest affecting the global economy, including adverse effects from terrorism or hostilities;

•	political instability affecting our manufacturing operations or joint ventures;

•	changes in accounting standards;

•	the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs;

•	changes in the jurisdictional mix of our earnings and changes in tax laws and rates;

•

changes in monetary policies, inflation or interest rates that may impact our ability to raise capital or increase our cost of funds, impact the performance of our pension fund investments and increase our pension expense and funding obligations;

•	volatility and uncertainties in the debt and equity markets;

•	technology or intellectual property infringement, including through cyber-security breaches, and other innovation risks;

•	decisions we may make in the future;

•	the ability to successfully execute, operate and integrate acquisitions and divestitures;

•	uncertainties as to the duration and impact of the novel coronavirus (“COVID-19”) pandemic; and

•	the other factors detailed from time to time in the reports Albemarle files with the Securities and Exchange Commission (“SEC”).

The issuers assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws. This prospectus should be read together with Albemarle’s consolidated financial statements and related notes included herein.

SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere or incorporated by reference in this prospectus. Because this is a summary it may not contain all the information that may be important to you. You should read the entire prospectus and the information incorporated by reference, before making an investment decision. Some of the statements in this “Summary” are forward-looking statements. Please see “Cautionary Statement Regarding Forward-Looking Statements” for more information regarding these statements.

Our Business

We are a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals that are designed to meet our customers’ needs across a diverse range of end markets. The end markets we serve include energy storage, petroleum refining, consumer electronics, construction, automotive, lubricants, pharmaceuticals, crop protection and custom chemistry services. We believe that our commercial and geographic diversity, technical expertise, innovative capability, flexible, low-cost global manufacturing base, experienced management team and strategic focus on our core base technologies will enable us to maintain leading market positions in those areas of the specialty chemicals industry in which we operate. For a description of our business, financial condition, results of operations and other important information regarding us, we refer you to our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

Albemarle Corporation was incorporated in Virginia in 1993. Albemarle’s principal executive offices are located at 4250 Congress Street, Suite 900, Charlotte, North Carolina 28209. Albemarle’s website is www.albemarle.com.The information contained on or accessible through our website neither constitutes part of this prospectus supplement nor is incorporated by reference herein.

Wodgina

Wodgina owns a 60% interest in the Wodgina hard rock lithium mining project in Western Australia (the “Wodgina Project”), which comprises mining tenements (including all mineral rights within those tenements, other than rights to iron ore and tantalum) and all of the other material physical infrastructure required for the operation of the mining project (other than the crusher, which is owned and operated by Crushing Services International Pty Ltd, a wholly owned subsidiary of Mineral Resources Limited and related corporation of WLPL (described below)), and a 60% interest in two 25 kilotons per annum (ktpa) lithium hydroxide conversion units and related infrastructure being built by Albemarle in Kemerton, Western Australia (the “Kemerton Plant”). The remaining 40% interest in the Wodgina Project and 40% interest in the Kemerton Plant are owned by Wodgina Lithium Pty Ltd (“WLPL”), a wholly owned subsidiary of Mineral Resources Limited. Wodgina and WLPL hold their respective interests in the Wodgina Project and the Kemerton Plant through an unincorporated joint venture known as the MARBL Lithium Joint Venture (the “Joint Venture”). The Joint Venture is managed by MARBL Lithium Operations Pty Ltd (the “Manager”), which is owned 60% by Wodgina and 40% by WLPL.

Wodgina was incorporated in Western Australia in 2018. Wodgina’s registered offices are located at Level 3, 25 National Circuit, Forrest, ACT 2603, Australia.

The Exchange Offers

On November 25, 2019, the issuers completed a private offering of the Restricted Notes. Concurrently with the private offering, the issuers entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which the issuers agreed, among other things, to file the registration statement of which this prospectus is a part. The following is a summary of the exchange offers. For more information please see “The Exchange Offers.”

The Exchange Offers

Albemarle is offering to exchange up to $200,000,000 aggregate principal amount of the 2022 Exchange Notes which have been registered under the Securities Act for any and all of the outstanding $200,000,000 aggregate principal amount of 2022 Restricted Notes.

Wodgina is offering to exchange up to $300,000,000 aggregate principal amount of the 2029 Exchange Notes which have been registered under the Securities Act for any and all of the outstanding $300,000,000 aggregate principal amount of 2029 Restricted Notes.

Restricted Notes may be exchanged only in minimum denominations of $2,000 and integral multiples of $1,000 thereafter. Exchange Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 thereafter.

CUSIP

The CUSIP numbers for the 2022 Restricted Notes are 012653 AB7 (Rule 144A) and U01221 AB3 (Regulation S). The CUSIP number for the 2022 Exchange Notes is 012653 AC5.

The CUSIP numbers for the 2029 Restricted Notes are 01273P AA0 (Rule 144A) and Q0171Y AA8 (Regulation S). The CUSIP number for the 2029 Exchange Notes is 01273P AB8.

Expiration Dates	The exchange offers will expire at 11:59 p.m., New York City time, on July 23, 2020, unless extended by the issuers. See “The Exchange Offers—Expiration Date; Extensions, Amendments.”

Conditions to the Exchange Offers

Despite any other term of the exchange offers, the Company and Wodgina will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any outstanding Restricted Notes and it may terminate or amend the exchange offers as provided in this prospectus prior to the Expiration Date if in its reasonable judgment:

•  the exchange offers or the making of any exchange by a holder violates any applicable law or interpretation of the SEC;

•  any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offers that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offers; or

•  any law, rule or regulation or applicable interpretations of the staff of the SEC have been issued or promulgated, which, in our good faith determination, does not permit the issuers to effect either of the exchange offers.

The issuers expressly reserves the right to amend or terminate the exchange offers and to reject for exchange any outstanding Restricted Notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offers specified above. The issuers will give oral or written notice of any extension, amendment, non-acceptance or termination of the exchange offers to the holders of the outstanding Restricted Notes as promptly as practicable.

These conditions are for the sole benefit of the issuers, and the issuers may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the Expiration Date in the sole discretion of the issuers.

Resale of the Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, the issuers believe that you may resell or otherwise transfer Exchange Notes issued in the exchange offers without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•  you are not our affiliate within the meaning of Rule 405 of the Securities Act;

•  you are not participating, and you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act;

•  if you are a broker-dealer, you have not entered into any arrangement or understanding with the issuers or any of our affiliates to distribute the Exchange Notes; and

•  you are acquiring the Exchange Notes in the ordinary course of your business.

If you are our affiliate, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the Exchange Notes, or are not acquiring the Exchange Notes in the ordinary course of your business:

You cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, and similar no-action letters; and in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction of the Exchange Notes, in which case the registration statement must contain the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the SEC.

This prospectus may be used for an offer to resell, resale or other transfer of Exchange Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding Restricted Notes as a result of market-making activities or other trading activities may participate in the exchange offers. Each broker-dealer that receives Exchange Notes for its own account in exchange for outstanding Restricted Notes, where such outstanding Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Please read “Plan of Distribution” for more details regarding the transfer of Exchange Notes.

Procedures for Tendering Restricted Notes

If you wish to participate in the exchange offers, sign and date the letter of transmittal that was delivered with this prospectus in accordance with the instructions, and deliver the letter of transmittal, along with the Restricted Notes and any other required documentation, to the exchange agent. Alternatively, you can tender your outstanding Restricted Notes by following the procedures for book-entry transfer, as described in this prospectus. See “The Exchange Offers—Procedures for Tendering Restricted Notes.” By executing the letter of transmittal or by transmitting an agent’s message (as defined below) in lieu thereof, you will represent to the issuers that, among other things:

•  the Exchange Notes you receive will be acquired in the ordinary course of your business;

•  you are not participating, and you have no arrangement with any person or entity to participate, in the distribution of the Exchange Notes;

•  you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours, or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•  if you are a broker-dealer, you have not entered into any arrangement or understanding with the issuers or any of our “affiliates” to distribute the Exchange Notes; and

•  you are not acting on behalf of any person or entity that could not truthfully make these representations.

If the exchange offeree is a broker-dealer holding Restricted Notes acquired for its own account as a result of market-making activities or other trading activities, it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes received in respect of such Restricted Notes pursuant to the exchange offers. See “Plan of Distribution.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender such Restricted Notes in the exchange offers, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with our instructions set forth elsewhere in this prospectus. See “The Exchange Offers—Procedures for Tendering Restricted Notes.”

Withdrawal Rights	Except as otherwise provided in this prospectus, you may withdraw your tender of Restricted Notes at any time prior to the Expiration Date.

Effect on Holders of Restricted Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding Restricted Notes pursuant to the terms of, the exchange offers, the issuers will have fulfilled its obligation to consummate exchange offers for the Restricted Notes under the Registration Rights Agreement. If you do not tender your Restricted Notes in the exchange offers, you will continue to be entitled to all the rights and limitations applicable to the outstanding Restricted Notes as set forth in the indenture governing the Restricted Notes, except the issuers will not have any further obligation to you to provide for the exchange and registration of untendered outstanding Restricted Notes under the Registration Rights Agreement. As a result of the transfer restrictions and the availability of Exchange Notes, the market for the Restricted Notes is likely to be much less liquid after these exchange offers are completed.

Consequences of Failure to Exchange	All untendered outstanding Restricted Notes will continue to be subject to the restrictions on transfer set forth in the outstanding Restricted Notes and in the related indenture. In general, the outstanding Restricted Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, the issuers does not currently anticipate that it will register the outstanding Restricted Notes under the Securities Act.

Broker-Dealers	Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Material Income Tax Consequences	The exchange of Outstanding Notes for Exchange Notes in the exchange offers will not constitute a taxable event to holders for United States federal income tax purposes or a taxable gain for Australian income tax purposes. See “Material Income Tax Consequences.”

Use of Proceeds	Albemarle and Wodgina will not receive any cash proceeds from the issuance of the Exchange Notes in the exchange offers. See “Use of Proceeds.”

Exchange Agent and Information Agent	U.S. Bank National Association is serving as exchange agent in connection with the exchange offers. Its address, telephone number and facsimile number are listed in “The Exchange Offers—Exchange Agent.”

The Exchange Notes

The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the respective series of Exchange Notes.

The Exchange Notes are substantially identical in all material respects to the Restricted Notes, except that the Exchange Notes have been registered under the Securities Act and will not have any of the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes. The Exchange Notes will evidence the same debt as the Restricted Notes and be entitled to the benefits of the indenture.

Issuers	Albemarle Corporation, with respect to the 2022 Exchange Notes. Albemarle Wodgina Pty Ltd, with respect to the 2029 Exchange Notes.

2022 Exchange Notes Offered	Up to $200,000,000 aggregate principal amount of 2022 Exchange Notes in exchange for an identical principal amount of the 2022 Restricted Notes.

2029 Exchange Notes Offered	Up to $300,000,000 aggregate principal amount of 2029 Exchange Notes in exchange for an identical principal amount of the 2029 Restricted Notes.

Maturity	The 2022 Exchange Notes will mature on November 15, 2022, and the 2029 Exchange Notes will mature on November 15, 2029, unless redeemed earlier as described in “Description of the Exchange Notes— Optional Redemption.”

Interest

The 2022 Exchange Notes will bear interest at a rate per annum equal to three-month LIBOR as determined on February 15, May 15, August 15 and November 15 of each year, plus 1.05% (105 basis points) on the principal amount thereof.

The 2029 Exchange Notes will bear interest at the rate of 3.450% per year on the principal amount thereof.

Interest Payment Dates

The 2022 Exchange Notes will be payable quarterly on February 15, May 15, August 15 and November 15 of each year. Interest on the 2022 Exchange Notes will accrue from the most recent date to which interest has been paid or provided for on the 2022 Restricted Notes.

The 2029 Exchange Notes will be payable semi-annually on May 15 and November 15 of each year. Interest on the 2029 Exchange Notes will accrue from the most recent date to which interest has been paid or provided for on the 2029 Restricted Notes.

Guarantees

The 2022 Exchange Notes are not guaranteed.

The 2029 Exchange Notes will be fully and unconditionally guaranteed on a senior unsecured basis by Albemarle. See “Description of the Exchange Notes—2029 Exchange Notes Guarantee.”

Ranking	The 2022 Exchange Notes will be Albemarle’s senior unsecured obligations and will rank equally in right of payment to the senior indebtedness of Albemarle, including the 2029 Exchange Note Guarantee, effectively subordinated to all of the secured indebtedness of Albemarle, to the extent of the value of the assets securing that indebtedness, and structurally subordinated to all indebtedness and other liabilities of its subsidiaries, including the 2029 Exchange Notes.

The 2029 Exchange Notes will be Wodgina’s senior unsecured obligations and will rank equally in right of payment to the senior indebtedness of Wodgina, effectively subordinated to all of the secured indebtedness of Wodgina, to the extent of the value of the assets securing that indebtedness, and structurally subordinated to all indebtedness and other liabilities of its subsidiaries.

The 2029 Exchange Note guarantee will be Albemarle’s senior unsecured obligation and will rank equally in right of payment to the senior indebtedness of the guarantor, including the 2022 Exchange Notes, effectively subordinated to all of the secured indebtedness of the guarantor, to the extent of the value of the assets securing that indebtedness, and structurally subordinated to all indebtedness and other liabilities of its subsidiaries, including the 2029 Exchange Notes.

See “Description of the Exchange Notes—Ranking.”

Optional Redemption

At any time, or from time to time, on or after November 15, 2020 (two years prior to the maturity date), the 2022 Exchange Notes may be redeemed as a whole or in part at a redemption price equal to 100% of the principal amount of the Exchange Notes to be redeemed plus accrued and unpaid interest on the Exchange Notes to be redeemed to, but excluding, the date of redemption. Prior to November 15, 2020 (two years prior to the maturity date), the 2022 Exchange Notes will not be subject to redemption at Albemarle’s option.

At any time, or from time to time, prior to August 15, 2029 (three months prior to the maturity date), Wodgina may redeem the 2029 Exchange Notes in whole or in part, at the applicable redemption price set forth in this prospectus, plus accrued and unpaid interest on the Exchange Notes to be redeemed to, but excluding, the date of redemption.

At any time, or from time to time, on or after August 15, 2029 (three months prior to the maturity date), the 2029 Exchange Notes will be redeemable as a whole or in part, at Wodgina’s option, at a redemption price equal to 100% of the principal amount of the Exchange Notes to be redeemed plus accrued and unpaid interest on the Exchange Notes to be redeemed to, but excluding, the date of redemption. See “Description of the Exchange Notes—2029 Exchange Notes—Optional Redemption.”

Optional Tax Redemption	At any time, the 2029 Exchange Notes may be redeemed in whole, but not in part, at Wodgina’s option, if Additional Amounts become payable due to certain changes in tax laws as described under “Description of the Exchange Notes—2029 Exchange Notes—Optional Redemption for Changes in Withholding Taxes,” at a redemption price equal to 100% of the principal amount of the Exchange Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. See “Description of the Exchange Notes—2029 Exchange Notes—Optional Redemption for Changes in Withholding Taxes.”

Change of Control	Upon the occurrence of a change of control, holders of the Exchange Notes of a series will have the right to require the issuer of such series of Exchange Notes to repurchase some or all of such Exchange Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, up to but not including the repurchase date. See “Description of the Exchange Notes—Offer to repurchase upon change of control triggering event.”

Covenants	The indenture governing the Exchange Notes contains covenants that, subject to certain exceptions, limit Albemarle’s ability and the ability of its restricted subsidiaries to create liens and to enter into sale and leaseback transactions, and limit the issuers’ ability to consolidate, merge or transfer or lease all or substantially all of the issuers’ properties and assets. See “Description of the Exchange Notes—Certain Covenants.”

Material Income Tax Consequences	The exchange of outstanding Restricted Notes for Exchange Notes in the exchange offer will not constitute taxable events to holders for United States federal income tax purposes or a taxable gain for Australian income tax purposes. See “Material Income Tax Consequences.”

Use of Proceeds	The issuers will not receive any cash proceeds from the issuance of the Exchange Notes in the exchange offer. See “Use of Proceeds.”

Trustee	U.S. Bank National Association

Governing Law	New York

Risk Factors	See “Risk Factors.”

RISK FACTORS

You should carefully consider the specific risk factors set forth below as well as the other information contained or incorporated by reference in this prospectus before deciding to invest in the Exchange Notes. See Item 1A “Risk Factors” in Albemarle’s Annual Report on Form 10-K for the year ended December 31, 2019 and Albemarle’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. Some factors in this section are “forward-looking statements.” For a discussion of those statements and of other factors for investors to consider, see “Forward-Looking Statements.”

The COVID-19 pandemic could have a material adverse effect on Albemarle’s and Wodgina’s results of operations, financial position, and cash flows.

The COVID-19 pandemic has created significant uncertainty and economic disruption. The extent to which it impacts our business, results of operations, financial position, and cash flows is difficult to predict and dependent upon many factors over which we have no control. These factors include, but are not limited to, the duration and severity of the pandemic; government restrictions on businesses and individuals; the health and safety of our employees and communities in which we do business; the impact of the pandemic on our customers’ businesses and the resulting demand for our products; the impact on our suppliers and supply chain network; the impact on U.S. and global economies and the timing and rate of economic recovery; and potential adverse effects on the financial markets.

Albemarle has taken, and plans to continue to take, certain measures to maintain financial flexibility, including delaying certain capital expenditure projects and accelerating our cost savings initiative, while still protecting our employees and customers. However, if conditions caused by the COVID-19 pandemic worsen and the Albemarle’s earnings and cash flow from operations do not start to recover as contemplated in the Albemarle’s current plans, Albemarle may not be able to maintain compliance with its financial covenants and it will require Albemarle to seek additional amendments to its credit agreements. If Albemarle is not able to obtain such necessary additional amendments, this would lead to an event of default and its lenders could require Albemarle to repay its outstanding debt. In that situation, Albemarle may not be able to raise sufficient debt or equity capital, or divest assets, to refinance or repay the lenders.

Because a significant portion of Albemarle’s operations is conducted through its subsidiaries and joint ventures, Albemarle’s ability to service its debt could be dependent on its receipt of distributions or other payments from its subsidiaries and joint ventures.

A significant portion of Albemarle’s operations is conducted through its subsidiaries and joint ventures. As a result, Albemarle’s ability to service its debt could be dependent on the earnings of our subsidiaries and joint ventures and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from Albemarle. Payments to Albemarle by its subsidiaries and joint ventures will be contingent upon our subsidiaries’ or joint ventures’ earnings and other business considerations and may be subject to statutory or contractual restrictions. In addition, there may be significant tax and other legal restrictions on the ability of non-U.S. subsidiaries or joint ventures to remit money to Albemarle.

Payment on Exchange Notes will be structurally subordinated to indebtedness of Albemarle’s subsidiaries and, in the case of the 2029 Exchange Notes, Wodgina’s joint venture interest.

The Exchange Notes will be structurally subordinated in right of payment to all existing and future debt and other liabilities, including trade payables, of Albemarle’s subsidiaries (other than, in the case of the 2029 Exchange Notes, Wodgina) and joint ventures and the claims of creditors of those subsidiaries and joint ventures, including trade creditors, will have priority as to the assets of those subsidiaries and joint ventures. In addition, the indenture under which the Exchange Notes will be issued will permit these subsidiaries and joint ventures to incur additional indebtedness, subject to certain limitations.

The 2029 Exchange Notes will be obligations of Wodgina and will be guaranteed only by Albemarle and not by any of Albemarle’s other subsidiaries. Wodgina is a wholly owned indirect subsidiary of Albemarle. Wodgina’s cash flow and ability to make payments on the 2029 Exchange Notes could be dependent upon the earnings it derives from the production from the joint venture. Absent income received from sales of its share of production from the joint venture, Wodgina’s ability to service the 2029 Exchange Notes could be dependent upon the earnings of our subsidiaries and other joint ventures and the payment of those earnings to Wodgina in the form of equity, loans or advances and through repayment of loans or advances from Wodgina.

Wodgina and WLPL, as the parties to the Joint Venture, have announced on October 31, 2019 that production of spodumene from the Wodgina Project will be idled until market demand supports bringing the Wodgina Project back into production.

Wodgina’s obligations in respect of the Joint Venture are guaranteed by Albermarle. Further, under the Joint Venture pursuant to a deed of cross security between Wodgina, WLPL and the Manager, each of Wodgina and WLPL have granted security to each other and the Manager for the obligations each of Wodgina and WLPL have to each other and to the Manager. The claims of WLPL, the Manager and other secured creditors of Wodgina will have priority as to the assets of Wodgina over the claims of holders of the 2029 Exchange Notes.

As of March 31, 2020, Albemarle had consolidated total debt of approximately $3.14 billion, of which $1.46 billion) is indebtedness of Albemarle’s subsidiaries (or $1.10 billion) excluding Wodgina).

The terms of the indenture and the Exchange Notes provide only limited protection against significant corporate events and other actions the issuers and the guarantor may take that could adversely impact your investment in the Exchange Notes.

While the indenture and the Exchange Notes contain terms intended to provide protection to the holders of the Exchange Notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the Exchange Notes.

The definition of the term “Change of Control Triggering Event” (as defined in “Description of the Exchange Notes—Offer to Repurchase Upon Change of Control Triggering Event”) does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your Exchange Notes. If Albemarle or Wodgina were to enter into a significant corporate transaction that would negatively affect the value of the Exchange Notes but would not constitute a Change of Control Triggering Event, the issuers would not be required to offer to repurchase your Exchange Notes prior to their maturity.

Furthermore, the indenture for the Exchange Notes does not:

•	require Albemarle or Wodgina to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit the issuers’ ability or the ability of the guarantor to incur indebtedness that is equal in right of payment to the Exchange Notes or the 2029 Exchange Note Guarantee, respectively;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the Exchange Notes;

•	limit the ability of our subsidiaries to service indebtedness;

•	limit the ability of Wodgina or other subsidiaries of Albemarle that are not restricted subsidiaries under the indenture from incurring liens or entering into sale-leaseback transactions;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the Exchange Notes.

As a result of the foregoing, when evaluating the terms of the Exchange Notes, you should be aware that the terms of the indenture and the Exchange Notes do not restrict Albemarle’s and Wodgina’s ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the Exchange Notes.

Changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect the cost of financing and the market price of the Exchange Notes.

Credit rating agencies rate debt securities on factors that include operating results, actions that the issuers take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading, or downgrading the current rating or placing the issuers on a watch list for possible future downgrading. Downgrading the credit rating of each issuer’s debt securities or placing them on a watch list for possible future downgrading would likely increase each issuer’s cost of financing, limit their access to the capital markets and have an adverse effect on the market price of their securities.

Borrowings under a portion of Albemarle’s debt facilities, including the $1.2 billion unsecured credit facility (the “New Credit Facility”) and its $1.0 billion revolving unsecured credit facility (the “Revolving Credit Facility”), bear interest at floating rates, and are subject to adjustment based on the ratings of our senior unsecured long-term debt. The downgrading of any of Albemarle’s ratings or an increase in any of the benchmark interest rates would result in an increase of the interest expense on its variable rate borrowings.

The instruments governing the issuers’ indebtedness do not limit acquisitions and allow the issuers to incur additional indebtedness, including indebtedness in relation to acquisitions.

Albemarle has historically expanded its business primarily through acquisitions. A part of Albemarle’s business strategy is to continue to grow through acquisitions that complement and expand its distribution network. The indenture governing the Exchange Notes, and the terms of the issuers’ other indebtedness, do not limit the number or scale of acquisitions that the issuers may complete. Because the consummation of acquisitions and integration of acquired businesses involves significant risk, this means that holders of the Exchange Notes will be subject to the risks inherent in our acquisitive strategy.

In addition, the indenture governing the Exchange Notes described in this prospectus does not restrict Albemarle’s or Wodgina’s ability to incur additional unsecured indebtedness and subject to some limitations on Albemarle (but not Wodgina), permits Albemarle and Wodgina to incur secured indebtedness. The Exchange Notes will be effectively subordinated to any secured indebtedness the issuers may incur to the extent of the value of the collateral securing such indebtedness. Each of the New Credit Facility and the Revolving Credit Facility does limit the amount of consolidated funded debt (as defined in the credit agreements governing such facilities) that the issuers can incur, insofar as we must comply with financial covenants limiting the maximum net leverage ratio that Albemarle is permitted to maintain to 4.00 times Consolidated EBITDA (as defined in such credit agreements) for the fiscal quarter ending June 30, 2020; 4.50 times Consolidated EBITDA for the fiscal quarters through September 30, 2021; 4.00 times Consolidated EBITDA for the fiscal quarters through December 31, 2021; and 3.50 times Consolidated EBITDA for the fiscal quarters thereafter.

The issuers may not have sufficient funds to purchase Exchange Notes upon a Change of Control Triggering Event.

If there is a Change of Control Triggering Event under the terms of the indenture governing the Exchange Notes, each holder of Exchange Notes of a series may require the applicable issuer to purchase all or a portion of their Exchange Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, up to but not including the date of purchase. In order to purchase any outstanding Exchange Notes, the issuers might have to refinance their outstanding indebtedness, which the issuers might not be able to do. Even if the issuers were able to refinance their other indebtedness, any financing might be on terms unfavorable to the issuers. In addition, each of the Revolving Credit Facility and the New Credit Facility provides that the occurrence of certain kinds of change of control events will constitute a default under the applicable facility. The issuers cannot assure you that they will have the financial ability to purchase outstanding Exchange Notes upon the occurrence of a change of control. See “Description of the Exchange Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

There may be no public trading market for the Exchange Notes.

The issuers have not applied and do not intend to apply for listing of the Exchange Notes on any securities exchange or any automated quotation system. As a result, a market for the Exchange Notes may not develop or, if one does develop, it may not be maintained. If an active market for the Exchange Notes fails to develop or be sustained, the trading price and liquidity of the Exchange Notes could be adversely affected.

If you are able to resell your Exchange Notes, many other factors may affect the price you receive, which may be lower than you believe to be appropriate.

If you are able to resell your Exchange Notes, the price you receive will depend on many other factors that may vary over time, including:

•	Albemarle’s financial performance;

•	the amount of indebtedness Albemarle, Wodgina and Albemarle’s other subsidiaries have outstanding;

•	the market for similar securities;

•	market interest rates;

•	the redemption (if any) and repayment features of the notes to be sold; and

•	the time remaining to maturity of your Exchange Notes.

As a result of these factors, you may only be able to sell your Exchange Notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

Any insolvency proceedings with respect to Wodgina will be governed by Australian insolvency laws, which are different from the insolvency laws of the United States and certain other jurisdictions.

The insolvency laws applicable in Australia are different from the insolvency laws of the United States and certain other jurisdictions, in particular, the voluntary administration procedure under the Corporations Act 2001 (Cth) of Australia (the “Corporations Act”), which provides for the potential re-organization of an insolvent company, differs significantly from Chapter II of the U.S. Bankruptcy Code. If Wodgina becomes insolvent, the treatment and ranking of holders of the 2029 Exchange Notes, its other creditors and shareholders under Australian law may be different than the treatment and ranking of holders of the 2029 Exchange Notes, its other creditors and shareholders if it were subject to the bankruptcy laws of the United States or certain other jurisdictions. For instance, the High Court of Australia has ruled that shareholders may, in certain circumstances, rank alongside unsecured creditors in a winding-up where shareholders have an independent damages claim against the debtor company arising out of the purchase of their shares.

You may be unable to effect service of process or enforce judgments obtained in U.S. courts against Wodgina or its directors and executive officers.

Wodgina is a corporation organized under the laws of Australia. Additionally, some of the directors and executive officers of Wodgina reside, and substantially all of the assets of such persons are located, outside the United States. As a result, it may not be possible for investors to effect service of process for a lawsuit within the United States upon such persons, including with respect to matters arising under the Securities Act, or to enforce against any of them, judgments in non-U.S. courts obtained in courts of the United States predicated upon, among other things, the civil liability provisions of the U.S. federal securities laws.

Additionally, there is doubt as to the enforceability in Australia, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities based on U.S. federal securities laws. Also, judgments of U.S. courts (whether or not such judgments relate to U.S. federal securities laws) will not be enforceable in Australia in certain other circumstances. See “Enforcement of Civil Liabilities.”

The amount of interest payable on the 2022 Exchange Notes is set only once per interest period based on the three-month LIBOR rate on the interest determination date, which rate may fluctuate substantially.

In the past, the level of the three-month LIBOR rate has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the three-month LIBOR rate are not necessarily indicative of future levels. Any historical upward or downward trend in the three-month LIBOR rate is not an indication that the three-month LIBOR rate is more or less likely to increase or decrease at any time during an interest period (as described in “Description of the Exchange Notes”), and you should not take the historical levels of the three-month LIBOR rate as an indication of its future performance. You should further note that, although the actual three-month LIBOR rate on an interest payment date or at other times during an interest period may be higher than the three-month LIBOR rate on the applicable interest determination date, you will not benefit from the three-month LIBOR rate at any time other than on the interest determination date for such interest period. As a result, changes in the three-month LIBOR rate may not result in a comparable change in the market value of the 2022 Exchange Notes. Increases in the three-month LIBOR rate as of any interest determination date will require us to make higher interest payments on the 2022 Exchange Notes.

Uncertainty relating to the calculation of LIBOR and other reference rates and their potential discontinuance may materially adversely affect the value of the 2022 Exchange Notes.

National and international regulators and law enforcement agencies have conducted investigations into a number of rates or indices which are deemed to be “reference rates.” Actions by such regulators and law enforcement agencies may result in changes to the manner in which certain reference rates are determined, their discontinuance, or the establishment of alternative reference rates. In particular, on July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR after 2021. Such announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. Notwithstanding the foregoing, it appears highly likely that LIBOR will be discontinued or modified by 2021.

At this time, it is not possible to predict the effect that these developments, any discontinuance, modification or other reforms to LIBOR or any other reference rate, or the establishment of alternative reference rates may have on LIBOR, other benchmarks or floating rate debt securities, including the 2022 Exchange Notes. Uncertainty as to the nature of such potential discontinuance, modification, alternative reference rates or other reforms may materially adversely affect the trading market for securities linked to such benchmarks, including the 2022 Exchange Notes. Furthermore, the use of alternative reference rates or other reforms could cause the interest rate calculated for the 2022 Exchange Notes to be materially different than expected.

If it is determined that LIBOR has been discontinued and an alternative reference rate for three-month LIBOR is used as described in “Description of the Exchange Notes—2022 Exchange Notes—Interest”, Albemarle’s (or its designee, which may be the calculation agent, a successor calculation agent, or such other designee of Albemarle’s (any of such entities, a “Designee”)) may make certain adjustments to such rate, including applying a spread thereon or with respect to the business day convention, interest determination dates and related provisions and definitions, to make such alternative reference rate comparable to three-month LIBOR, in a manner that is consistent with industry-accepted practices or applicable regulatory or legislative actions or guidance for such alternative reference rate. See “Description of the Exchange Notes—2022 Exchange Notes—Interest”. Any of the specified methods of determining floating rate alternative reference rates or the permitted adjustments to such rates may result in interest payments on your 2022 Exchange Notes that are lower than or that do not otherwise correlate over time with the payments that would have been made on the 2022 Exchange Notes if published LIBOR continued to be available. Other floating rate debt securities issued by other issuers, by comparison, may be subject in similar circumstances to different procedures for the establishment of alternative reference rates. Any of the foregoing may have a material adverse effect on the amount of interest payable on your 2022 Exchange Notes, or the market liquidity and market value of your 2022 Exchange Notes.

Interest on the 2022 Exchange Notes will be calculated using a Benchmark Replacement selected by us or our Designee if a Benchmark Transition Event occurs.

As described in detail in the section “Description of the Exchange Notes—2022 Exchange Notes—Interest—Effect of Benchmark Transition Event” (the “benchmark transition provisions”), if during the term of the 2022 Exchange Notes, Albemarle (or its Designee) determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR, Albemarle (or its Designee) in our sole discretion will select a Benchmark Replacement as the base rate in accordance with the benchmark transition provisions. The Benchmark Replacement will include a spread adjustment and technical, administrative or operational changes described in the benchmark transition provisions may be made to the interest rate determination if Albemarle (or its Designee) determine in our sole discretion they are required.

Albemarle’s interests (or those of its Designee) in making the determinations described above may be adverse to your interests as a holder of the 2022 Exchange Notes. The selection of a Benchmark Replacement, and any decisions made by Albemarle (or its Designee) in connection with implementing a Benchmark Replacement with respect to the 2022 Exchange Notes, could result in adverse consequences to the applicable interest rate on the 2022 Exchange Notes, which could adversely affect the return on, value of and market for such securities. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to LIBOR or that any Benchmark Replacement will produce the economic equivalent of LIBOR.

The Secured Overnight Financing Rate (“SOFR”) is a relatively new market index and as the related market continues to develop, there may be an adverse effect on the return on or value of the 2022 Exchange Notes.

If a Benchmark Transition Event and its related Benchmark Replacement Date occur, then the rate of interest on the 2022 Exchange Notes will be determined using SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date also occur with respect to the Benchmark Replacements that are linked to SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement). In the following discussion of SOFR, when we refer to SOFR-linked notes or debt securities, we mean the 2022 Exchange Notes at any time when the rate of interest on those notes or debt securities is or will be determined based on SOFR.

The Benchmark Replacements specified in the benchmark transition provisions include Term SOFR, a forward-looking term rate which will be based on the Secured Overnight Financing Rate. Term SOFR is currently being developed under the sponsorship of the Federal Reserve Bank of New York (the “NY Federal Reserve”), and there is no assurance that the development of Term SOFR will be completed. If a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to LIBOR and, at that time, a form of Term SOFR has not been selected or recommended by the Federal Reserve Board, the NY Federal Reserve, a committee thereof or successor thereto, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the amount of interest payable on the 2022 Exchange Notes for the next applicable interest period and all subsequent interest periods (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).

These replacement rates and adjustments may be selected or formulated by (i) the Relevant Governmental Body (as defined in the benchmark transition provisions) (such as the Alternative Reference Rates Committee of the NY Federal Reserve), (ii) the International Swaps and Derivatives Association, Inc., or (iii) in certain circumstances, us (or our Designee). In addition, the benchmark transition provisions expressly authorize us (or our Designee) to make Benchmark Replacement Conforming Changes with respect to, among other things, the determination of interest periods and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest payable on the 2022 Exchange Notes, which could adversely affect the return on, value of and market for the 2022 Exchange Notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.

The NY Federal Reserve began to publish SOFR in April 2018. Although the NY Federal Reserve has also begun publishing historical indicative SOFR going back to 2014, such prepublication historical data inherently involves assumptions, estimates and approximations. You should not rely on any historical changes or trends in SOFR as an indicator of the future performance of SOFR. Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. As a result, the return on and value of SOFR-linked debt securities may fluctuate more than floating rate debt securities that are linked to less volatile rates.

Also, since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities indexed to SOFR, such as the spread over the index reflected in interest rate provisions, may evolve over time, and trading prices of the 2022 Exchange Notes may be lower than those of later-issued SOFR-linked debt securities as a result. Similarly, if SOFR does not prove to be widely used in securities like the 2022 Exchange Notes, the trading price of those securities may be lower than those of debt securities linked to rates that are more widely used. Debt securities indexed to SOFR may not be able to be sold or may not be able to be sold at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The NY Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the NY Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. There can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to you as a holder of 2022 Exchange Notes. If the manner in which SOFR is calculated is changed or if SOFR is discontinued, that change or discontinuance may result in a reduction or elimination of the amount of interest payable on the 2022 Exchange Notes and a reduction in their trading prices.

If you do not properly tender your Restricted Notes, your ability to transfer such outstanding Restricted Notes will be adversely affected and the trading market for such Restricted Notes may be limited.

The issuers will only issue Exchange Notes in exchange for Restricted Notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal or properly transferred via book entry in accordance with the procedures described in this prospectus. Therefore, you should allow sufficient time to ensure timely delivery of the Restricted Notes and you should carefully follow the instructions on how to tender your Restricted Notes. Neither the issuers nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of Restricted Notes. If you do not tender your Restricted Notes or if your tender of Restricted Notes is not accepted because you did not tender your Restricted Notes properly, then, after consummation of the exchange offers, you will continue to hold Restricted Notes that are subject to the existing transfer restrictions. After the exchange offers are consummated, if you continue to hold any Restricted Notes, you may have difficulty selling them because there will be fewer Restricted Notes remaining and the market for such Restricted Notes, if any, will be much more limited than it is currently. In particular, the trading market for unexchanged Restricted Notes could become more limited than the existing trading market for the Restricted Notes and could cease to exist altogether due to the reduction in the amount of the Restricted Notes remaining upon consummation of the exchange offers. A more limited trading market might adversely affect the liquidity, market price and price volatility of such untendered Restricted Notes.

If you are a broker-dealer or participating in a distribution of the Exchange Notes, you may be required to deliver prospectuses and comply with other requirements.

If you tender your Restricted Notes for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. If you are a broker-dealer that receives Exchange Notes for your own account in exchange for Restricted Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such Exchange Notes.

USE OF PROCEEDS

Albemarle and Wodgina, respectively, will not receive any proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes contemplated by this prospectus, the issuers will receive Restricted Notes in a like principal amount. Any Restricted Notes that are properly tendered and exchanged pursuant to the exchange offers will be retired and cancelled.

THE EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

The issuers entered into Registration Rights Agreement with the initial purchasers of the Restricted Notes of the applicable series in which the issuers agreed, under certain circumstances to use their reasonable efforts to file with the SEC a registration statement relating to offers to exchange the Restricted Notes for Exchange Notes, cause the registration statement to become effective under the Securities Act and complete the exchange offers within 365 days after the original issue date of the Restricted Notes (the “Issue Date”). The Exchange Notes will have terms substantially identical to the terms of such Restricted Notes and related guarantees of such series of Restricted Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to such notes will not apply. The 2022 Restricted Notes and 2029 Restricted Notes were issued on November 25, 2019.

For each Restricted Note surrendered to the issuers pursuant to the exchange offers, the holder who surrendered such Restricted Note will receive an Exchange Note having a principal amount equal to that of the surrendered Restricted Note. Interest on such Exchange Note will accrue (a) from the later of (i) the last interest payment date on which interest was paid on the Restricted Note surrendered in exchange therefor or (ii) if the Restricted Note is surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (b) if no interest has been paid on such Restricted Note, from the Issue Date of the Restricted Notes.

Under the Registration Rights Agreement, if the issuers fail to complete the exchange offers (other than in the event the issuers file a shelf registration statement) or the shelf registration statement, if required thereby, is not declared effective, in either case on or prior to 365 days after the Issue Date (a “Registration Default”), then additional interest will accrue on the principal amount of the applicable series of Restricted Notes that are “registrable securities” (such additional interest, the “Additional Interest”), from and including the date on which any such Registration Default shall occur to, but excluding, the date on which the Registration Default has been cured, in an amount equal to 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum). Following the cure of all Registration Defaults, the accrual of Additional Interest will cease. A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

If you wish to exchange your outstanding Restricted Notes for Exchange Notes in the exchange offers, you will be required to make the following written representations:

•

you are not our affiliate within the meaning of Rule 405 of the Securities Act or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable;

•

you are not participating, and you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act;

•	if you are a broker-dealer, you have not entered into any arrangement or understanding with the issuers or any of our affiliates to distribute the Exchange Notes;

•	you are acquiring the Exchange Notes in the ordinary course of your business; and

•	you are not acting on behalf of any person or entity that could not truthfully make these representations.

Each broker-dealer that receives Exchange Notes for its own account in exchange for outstanding Restricted Notes, where the broker-dealer acquired the outstanding Restricted Notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, the issuers believe that you may resell or otherwise transfer Exchange Notes issued in the exchange offers without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our affiliate within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the Exchange Notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes; and

•	you are acquiring the Exchange Notes in the ordinary course of your business.

If you are our affiliate, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the Exchange Notes, or are not acquiring the Exchange Notes in the ordinary course of your business:

•

you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•

in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes.

This prospectus may be used for an offer to resell, resale or other transfer of Exchange Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Restricted Notes as a result of market-making activities or other trading activities may participate in the exchange offers. Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Please read “Plan of Distribution” for more details regarding the transfer of Exchange Notes.

Terms of the Exchange Offers

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, the issuers will accept for exchange in the exchange offers any Restricted Notes that are validly tendered and not validly withdrawn prior to the expiration date. Restricted Notes may only be tendered in a minimum denomination of $2,000 and integral multiples of $1,000 thereafter, and any unexchanged portion of a Restricted Note must be in a principal amount of $2,000 or integral multiples of $1,000 thereafter. The issuers will issue Exchange Notes in principal amounts identical to the Restricted Notes surrendered in the exchange offers.

The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Restricted Notes of the corresponding series except the Exchange Notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the Registration Rights Agreement to complete the exchange offers, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The Exchange Notes will evidence the same debt as the Restricted Notes of the corresponding series. The Exchange Notes will be issued under and entitled to the benefits of the indenture that authorized the issuance of the Restricted Notes. For a description of the indenture, see “Description of the Exchange Notes.”

The exchange offers are not conditioned upon any minimum aggregate principal amount of Restricted Notes being tendered for exchange.

As of the date of this prospectus, $200 million aggregate principal amount of the Floating Rate Notes due 2022 and $300 million aggregate principal amount of the 3.450% Senior Notes due 2029 that were issued in a private offering on November 25, 2019 are outstanding and unregistered. This prospectus and the letter of transmittal are being sent to all registered holders of Restricted Notes. There will be no fixed record date for determining registered holders of Restricted Notes entitled to participate in the exchange offers. The issuers intend to conduct the exchange offers in accordance with the provisions of the Registration Rights Agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Restricted Notes that are not tendered for exchange in the exchange offers will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to such holders’ series of Restricted Notes and the Registration Rights Agreement except, the issuers will not have any further obligation to you to provide for the registration of the Restricted Notes under the Registration Rights Agreement. The issuers will be deemed to have accepted for exchange properly tendered Restricted Notes when the issuers have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the issuers for the purposes of receiving the Exchange Notes for the issuers and delivering Exchange Notes to holders. Subject to the terms of the Registration Rights Agreement, the issuers expressly reserve the right to amend or terminate the exchange offers and to refuse to accept the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offers.”

If you tender your Restricted Notes in the exchange offers, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Restricted Notes. The issuers will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offers. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offers.

Expiration Date; Extensions, Amendments

As used in this prospectus, the term “expiration date” means 11:59 p.m., New York City time, on July 23, 2020. However, if the issuers, in their sole discretion, extend the period of time for which the exchange offers are open, the term “expiration date” will mean the latest time and date to which the issuers shall have extended the expiration of such exchange offer.

To extend the period of time during which the exchange offers are open, the issuers will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the Restricted Notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

The issuers expressly reserve the right, so long as applicable law allows:

•	to delay their acceptance of Restricted Notes for exchange;

•	to terminate the exchange offers if any of the conditions set forth under “—Conditions to the Exchange Offers” exist;

•	to waive any condition to the exchange offers;

•	to amend any of the terms of the exchange offers; and

•

to extend the Expiration Date and retain all Restricted Notes tendered in the exchange offers, subject to your right to withdraw your tendered Restricted Notes as described under “— Withdrawal of Tenders.” Any waiver or amendment to the exchange offers will apply to all Restricted Notes tendered, regardless of when or in what order the Restricted Notes were tendered. If the exchange offers are amended in a manner that the issuers think constitutes a material change, or if the issuers waive a material condition of the exchange offers, the issuers will promptly disclose the amendment or waiver in a manner reasonably calculated to inform the holders of Restricted Notes of the amendment or waiver, and the issuers will extend the exchange offers to the extent required by Rule 14-e under the Exchange Act.

The issuers will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent, followed promptly by oral or written notice to the registered holders. Should the issuers choose to delay, extend, amend or terminate the exchange offers, the issuers will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to a financial news service.

In the event the issuers terminate the exchange offers, all Restricted Notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

In the event that the exchange offers are withdrawn or otherwise not completed, Exchange Notes will not be given to holders of Restricted Notes who have validly tendered their Restricted Notes.

Acceptance of Restricted Notes for Exchange

In all cases, the issuers will promptly issue Exchange Notes for outstanding Restricted Notes that it has accepted for exchange under the exchange offers only after the exchange agent timely receives:

•	outstanding Restricted Notes or a timely book-entry confirmation of such outstanding Restricted Notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding Restricted Notes pursuant to the exchange offers, you will represent to the issuers that, among other things:

•

you are not our affiliate within the meaning of Rule 405 of the Securities Act or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable;

•

you are not participating, and you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act;

•	if you are a broker-dealer, you have not entered into any arrangement or understanding with the issuers or any of our affiliates to distribute the Exchange Notes;

•	you are acquiring the Exchange Notes in the ordinary course of your business; and

•	you are not acting on behalf of any person or entity that could not truthfully make these representations.

In addition, each broker-dealer that is to receive Exchange Notes for its own account in exchange for outstanding Restricted Notes must represent that such outstanding Restricted Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

The issuers will interpret the terms and conditions of the exchange offers, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding Restricted Notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. The issuers reserves the absolute right to reject any and all tenders of any particular outstanding Restricted Notes not properly tendered or not to accept any particular Restricted Notes if the acceptance might, in its or its counsel’s judgment, be unlawful. The issuers also reserve the absolute right to waive any defects or irregularities as to any particular outstanding Restricted Notes prior to the Expiration Date.

Unless waived, any defects or irregularities in connection with tenders of outstanding Restricted Notes for exchange must be cured within such reasonable period of time as the issuers determine. Neither of the issuers, the exchange agent or any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding Restricted Notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding Restricted Notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the Expiration Date.

Procedures for Tendering Restricted Notes

To tender your outstanding Restricted Notes in the exchange offers, you must comply with either of the following:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth on the inside back cover of this prospectus prior to the Expiration Date; or

•	comply with the procedures of the Automated Tender Offer Program of the DTC described below.

In addition, either:

•	the exchange agent must receive certificates for outstanding Restricted Notes along with the letter of transmittal prior to the Expiration Date; or

•

the exchange agent must receive a timely confirmation of book-entry transfer of outstanding Restricted Notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the Expiration Date.

Your tender, if not withdrawn prior to the Expiration Date, constitutes an agreement between the issuers and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

If you wish to exchange your outstanding Restricted Notes for Exchange Notes in the exchange offers, you will be required to make the written representations as set forth in “—Purpose and Effect of the Exchange Offers.”

The method of delivery of outstanding Restricted Notes, letters of transmittal and all other required documents to the exchange agent is at your election and risk. The issuers recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the Expiration Date. You should not send letters of transmittal or certificates representing outstanding Restricted Notes to the issuers. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding Restricted Notes, you should promptly contact your registered holder and instruct the registered holder to tender on your behalf.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding Restricted Notes surrendered for exchange are tendered:

•

by a registered holder of the outstanding Restricted Notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any Restricted Notes listed on the outstanding Restricted Notes, such outstanding Restricted Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding Restricted Notes, and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal, any certificates representing outstanding Restricted Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by the issuers, they should also submit evidence satisfactory to the issuers of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender Restricted Notes. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the Restricted Notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding Restricted Notes that are the subject of the book- entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	the issuers may enforce that agreement against such participant.

Book-Entry Transfer

The exchange agent will seek to establish a new account or utilize an existing account with respect to the Restricted Notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the owner of the Restricted Notes may make book-entry delivery of Restricted Notes by causing DTC to transfer such Restricted Notes into the exchange agent’s account. The confirmation of a book-entry transfer of Restricted Notes into the exchange agent’s account at DTC is referred to in this prospectus as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Other Matters

Exchange Notes will be issued in exchange for Restricted Notes accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for (or a timely book-entry confirmation with respect to) your Restricted Notes;

•	a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message; and

•	any other documents required by the letter of transmittal.

The issuers will determine, in the sole discretion of the issuers, all questions as to the form of all documents, validity, eligibility, including time of receipt, and acceptance of all tenders of Restricted Notes. There will be no guaranteed delivery procedures for the exchange offers. Our determination will be final and binding on all parties. Alternative, conditional or contingent tenders of Restricted Notes will not be considered valid. The issuers reserve the absolute right to reject any or all tenders of Restricted Notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. The issuers also reserve the right to waive any defects, irregularities or conditions of tender as to particular Restricted Notes.

Our interpretation of the terms and conditions of the exchange offers, including the instructions in the accompanying letter of transmittal, will be final and binding.

Any defect or irregularity in connection with tenders of Restricted Notes must be cured within the time the issuers determine, unless waived by the issuers. The issuers will not consider the tender of Restricted Notes to have been validly made until all defects and irregularities have been waived by the issuers or cured. Neither of the issuers, the exchange agent or any other person will be under any duty to give notice of any defects or irregularities in tenders of Restricted Notes, or will incur any liability to holders for failure to give any such notice.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of Restricted Notes at any time prior to the Expiration Date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at the address set forth on the inside of the back cover of this prospectus; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the Restricted Notes to be withdrawn;

•	identify the Restricted Notes to be withdrawn, including the certificate numbers and principal amount of the Restricted Notes;

•	be signed by the person who tendered the Restricted Notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the Restricted Notes are to be re-registered, if different from that of the withdrawing holder.

If Restricted Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Restricted Notes and otherwise comply with the procedures of DTC.

The issuers will determine in the sole discretion of the issuers all questions as to validity, form, eligibility and time of receipt of any withdrawal notices. Our determination will be final and binding on all parties. The issuers will deem any Restricted Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offers.

Any Restricted Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of Restricted Notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such Restricted Notes will be credited to an account maintained with DTC for the Restricted Notes. This return or crediting will take place promptly after withdrawal, rejection of tender or termination of the exchange offers. You may retender properly withdrawn Restricted Notes by following one of the procedures described under “—Procedures for Tendering Restricted Notes” at any time on or prior to the Expiration Date.

Conditions to the Exchange Offer

Despite any other term of the exchange offers, the issuers will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any outstanding Restricted Notes and it may terminate or amend the exchange offers as provided in this prospectus prior to the Expiration Date if in its reasonable judgment:

•	the exchange offers or the making of any exchange by a holder violates any applicable law or interpretation of the SEC;

•

any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offers that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offers; or

•

any law, rule or regulation or applicable interpretations of the staff of the SEC have been issued or promulgated, which, in our good faith determination, does not permit the issuers to effect either of the exchange offers.

The issuers expressly reserves the right at any time or at various times to extend the period of time during which the exchange offers is open. Consequently, the issuers may delay acceptance of any Restricted Notes by giving oral or written notice of such extension to their holders. The issuers will return any outstanding Restricted Notes that it does not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offers.

The issuers expressly reserves the right to amend or terminate the exchange offers and to reject for exchange any outstanding Restricted Notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offers specified above. The issuers will give oral or written notice of any extension, amendment, non-acceptance or termination of the exchange offers to the holders of the outstanding Restricted Notes as promptly as practicable. In the case of any extension of the exchange offers, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

These conditions are for our sole benefit, and the issuers may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the Expiration Date in the sole discretion of the issuers. If the issuers fails at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that it may assert at any time or at various times prior to the Expiration Date.

In addition, the issuers will not accept for exchange any outstanding Restricted Notes tendered, and will not issue Exchange Notes in exchange for any such outstanding Restricted Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture governing the Exchange Notes under the Trust Indenture Act of 1939, as amended.

Consequences of Failing to Exchange

If you do not exchange your Restricted Notes for Exchange Notes in the exchange offers, you will remain subject to the restrictions on transfer of the Restricted Notes:

•

as set forth in the legend printed on the Restricted Notes as a consequence of the issuance of the Restricted Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the offering memoranda distributed in connection with the private offerings of the Restricted Notes.

In general, you may not offer or sell the Restricted Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Upon completion of the exchange offers, the issuers are under no obligation to, and do not intend to, register resales of the outstanding Restricted Notes under the Securities Act.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the Restricted Notes, as reflected in our accounting records on the date of the exchange. Accordingly, the issuers will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offers. The expenses of the exchange offers and the remaining unamortized expenses related to the issuance of the Restricted Notes will be amortized over the term of the Exchange Notes.

Exchange Agent

U.S. Bank National Association has been appointed as exchange agent for the exchange offers. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for Restricted Notes, letters of transmittal and any other required documents to the exchange agent at the address set forth below:

U.S. Bank National Association

Attn: Corporate Actions

111 Filmore Avenue

St. Paul, MN 55107-1402

Email: cts.specfinance@usbank.com

Fax: (651)-466-7367

Information Agent

U.S. Bank National Association has been appointed as information agent for the exchange offers. Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the information agent at the address and telephone number set forth on the inside of the back cover of this prospectus. Holders of Restricted Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offers.

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, the issuers believe that you may resell or otherwise transfer Exchange Notes issued in the exchange offers without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our affiliate within the meaning of Rule 405 of the Securities Act;

•

you are not participating, and you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act;

•	if you are a broker-dealer, you have not entered into any arrangement or understanding with the issuers or any of our affiliates to distribute the Exchange Notes; and

•	you are acquiring the Exchange Notes in the ordinary course of your business.

If you are our affiliate, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the Exchange Notes, or are not acquiring the Exchange Notes in the ordinary course of your business:

•

You cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, and similar no-action letters; and

•

in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction of the Exchange Notes, in which case the registration statement must contain the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the SEC.

This prospectus may be used for an offer to resell, resale or other transfer of Exchange Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding Restricted Notes as a result of market-making activities or other trading activities may participate in the exchange offers. Each broker-dealer that receives Exchange Notes for its own account in exchange for outstanding Restricted Notes, where such outstanding Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Please read “Plan of Distribution” for more details regarding the transfer of Exchange Notes.

Fees and Expenses

The issuers will bear the expenses of soliciting tenders pursuant to the exchange offers. The principal solicitation for tenders pursuant to the exchange offer is being made by electronic transmission. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telecopy, mail or telephone.

The issuers will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offers. The issuers will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its related reasonable out-of-pocket expenses and accounting and legal fees.

The issuers may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the unregistered notes and in handling or forwarding tenders for exchange.

The issuers will pay all transfer taxes applicable to the transfer and exchange of Restricted Notes pursuant to the exchange offers. If, however:

•	delivery of the Exchange Notes and/or certificates for Restricted Notes for principal amounts not exchanged, are to be made to any person other than the record holder of the Restricted Notes tendered;

•	tendered certificates for Restricted Notes are recorded in the name of any person other than the person signing any letter of transmittal; or

•	a transfer tax is imposed for any reason other than the transfer and exchange of Restricted Notes to the issuers or our order,

the amount of any such transfer taxes, whether imposed on the record holder or any other person, will be payable by the tendering holder prior to the issuance of the Exchange Notes. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

DESCRIPTION OF THE EXCHANGE NOTES

The following description is a summary of the terms of the Exchange Notes being offered. The descriptions in this prospectus contain descriptions of certain terms of the Exchange Notes, the 2029 Exchange Note Guarantee and the indenture but do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture including the definitions of specified terms used in the indenture. When we refer to “Albemarle” in this section, we refer only to Albemarle Corporation and not to its subsidiaries and when we refer to “Wodgina” in this section, we refer only to Albemarle Wodgina Pty Ltd and not to its subsidiaries. As used in this section, “issuer” refers to Albemarle when used with respect to the 2022 Exchange Notes and Wodgina when used with respect to the 2029 Exchange Notes, as applicable, and “guarantor” refers to Albemarle when used with respect to its guarantee of the 2029 Exchange Notes.

General

The Exchange Notes will be issued under the indenture dated as of January 20, 2005, between Albemarle and U.S. Bank National Association, as successor to The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York), as trustee, as supplemented by a fifth supplemental indenture (as so supplemented, the “indenture”), dated November 25, 2019, among Albemarle, as issuer of the 2022 Restricted Notes and as guarantor of the 2029 Restricted Notes, Wodgina, as issuer of the 2029 Exchange Notes, and U.S. Bank National Association, as trustee (the “trustee”). You should also refer to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), certain terms of which are made a part of the indenture by reference. With respect to the Exchange Notes of each series, the “date of the indenture” as used in this “Description of the Exchange Notes” means November 25, 2019.

The indenture does not limit Albemarle’s or Wodgina’s ability or the ability of their respective subsidiaries to incur additional indebtedness. As of March 31, 2020, Albemarle had consolidated total debt of approximately $3.14 billion, of which $1.46 billion) is indebtedness of Albemarle’s subsidiaries (or $1.10 billion) excluding Wodgina).

2022 Exchange Notes

The 2022 Exchange Notes will be initially issued in an aggregate principal amount of $200,000,000 and will mature on November 15, 2022 (the “Floating Rate Maturity Date”). The 2022 Exchange Notes will be direct unsecured obligations of Albemarle. The 2022 Exchange Notes are not guaranteed.

Interest

The 2022 Exchange Notes will bear interest (a) from the later of (i) the last interest payment date on which interest was paid on the 2022 Restricted Notes or (ii) if the 2022 Restricted Notes are surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date , at a floating rate determined in the manner provided below, payable quarterly on February 15, May 15, August 15 and November 15 of each year (each such day, a “Floating Rate Interest Payment Date”), to the persons in whose names the 2022 Exchange Notes are registered at the close of business on the immediately preceding February 1, May 1, August 1, and November 1, respectively (whether or not a Business Day). The per annum interest rate on the 2022 Exchange Notes (the “Floating Interest Rate”) in effect for each day of an Interest Period (as defined below) will be equal to the Three-Month LIBOR Rate plus 105 basis points (1.05%). The Floating Interest Rate for each Interest Period for the 2022 Exchange Notes will be reset on February 15, May 15, August 15 and November 15 of each year, commencing August 15, 2020 (each such date, an “Interest Reset Date”), until the principal on the 2022 Exchange Notes is paid or made available for payment. The applicable interest rate will be determined two London Business Days prior to each Interest Reset Date (each such date, an “Interest Determination Date”). If any Interest Reset Date and Floating Rate Interest Payment Date (other than the maturity date) for the 2022 Exchange Notes would otherwise be a day that is not a Business Day, such Interest Reset Date and Floating Rate Interest Payment Date will be the next succeeding Business Day, unless the next succeeding Business Day is in the next succeeding calendar month, in which case such Interest Reset Date and Floating Rate Interest Payment Date will be the immediately preceding Business Day (in each case, resulting in a corresponding adjustment to the number of days in the applicable Interest Period). If the maturity date of the 2022 Exchange Notes falls on a day that is not a Business Day, then the related payment of principal and interest will be made on the next day that is a Business Day with the same effect as if made on the date that the payment was first due, and no interest will accrue on the amount so payable for the period from the maturity date.

The amount of interest for each day that the 2022 Exchange Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the Floating Interest Rate in effect for such day by 360 and multiplying the result by the principal amount of 2022 Exchange Notes. The amount of interest to be paid on the 2022 Exchange Notes for any Interest Period will be calculated by adding the Daily Interest Amounts for each day in such Interest Period.

All percentages resulting from any calculation on the 2022 Exchange Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) will be rounded upward to 9.87655% (or .0987655)), and all amounts used in or resulting from the calculation on the 2022 Exchange Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

The Floating Interest Rate on the 2022 Exchange Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. In no event will the Floating Interest Rate be less than 0.0%.

The Floating Interest Rate and amount of interest to be paid on the 2022 Exchange Notes for each Interest Period will be determined by the calculation agent. All calculations made by the calculation agent shall in the absence of manifest error be conclusive for all purposes and binding on Albemarle, the trustee and the holders of the 2022 Exchange Notes. So long as a Benchmark is required to be determined with respect to the 2022 Exchange Notes, there will at all times be a calculation agent. Initially, U.S. Bank National Association shall serve as calculation agent, provided, however, that U.S. Bank National Association, in its role as calculation agent, trustee or in any other capacity, will not serve as our Designee (as defined below) for purposes of paragraph (b)(2) of the definition of “Three-Month LIBOR Rate”, or in making the determinations described under “Effect of Benchmark Transition Event” below.” U.S. Bank National Association, in its role as calculation agent, trustee or in any other capacity, shall not have any (i) responsibility or liability for the selection, adoption or determination of an alternative or replacement reference rate (including a Benchmark Replacement Adjustment or any Benchmark Replacement Conforming Changes) as a successor or replacement benchmark (including whether any such rate is the appropriate Benchmark Replacement or whether any other conditions to the designation of such rate or any of the determinations described in “Effect of Benchmark Transition Event” below have been satisfied) and shall be entitled to rely upon any determination or designation of such a rate (and any Benchmark Replacement Adjustment or Benchmark Replacement Conforming Changes, or other modifier) by Albemarle or its Designee, or (ii) liability for any failure or delay by Albemarle or its Designee in performing its or their respective duties under the indenture or other transaction documents as a result of the unavailability of LIBOR, or any other Benchmark Replacement described herein or the failure of a Benchmark Replacement to be adopted. The calculation agent may at any time resign by giving written notice to Albemarle of such intention on its part, specifying the date on which such resignation shall become effective; provided that such notice shall be given not less than thirty (30) days prior to stated effective date unless we otherwise agree. The calculation agent may be removed by Albemarle by giving notice in writing specifying such removal and the date when it shall become effective. Upon receipt of such notice of resignation or the giving of such notice of removal, Albemarle shall promptly appoint a successor calculation agent (which may be Albemarle, an affiliate or another person which is a bank, trust company, investment banking firm, or other financial institution), which appointment shall take effect prior to the effective date of such resignation or removal. For the avoidance of doubt, the effectiveness of such resignation or removal shall not be conditional upon or subject to the effectiveness of such appointment of a successor.

As used in this prospectus, “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York and “London Business Day” means any means any day on which commercial banks are open for business (including dealings in U.S. dollars) in London.

“Interest Period” means the period from and including an Interest Reset Date and, in the case of the last such period, from and including the Interest Reset Date immediately preceding the Floating Rate Maturity Date to but not including such Floating Rate Maturity Date. If the Floating Rate Maturity Date is not a Business Day, then the principal amount of the 2022 Exchange Notes plus accrued and unpaid interest thereon shall be paid on the next succeeding Business Day and no interest shall accrue for the Floating Rate Maturity Date, or any day thereafter.

“Three-Month LIBOR Rate” means the rate determined by the calculation agent in accordance with the following provisions:

(a)

With respect to any Interest Determination Date, the Three-Month LIBOR Rate will be the three-month rate for deposits in U.S. dollars, commencing on the second London business day immediately following that Interest Determination Date, that appears on the display on Reuters (or any successor service) on the LIBOR 01 page (or any other page as may replace such page on such service or any such successor service, as the case may be) for the purpose of displaying the London interbank rates of major banks for U.S. dollars (the “LIBOR Page”) as of 11:00 A.M., London time, on that Interest Determination Date.

(b)

If the rate referred to in subparagraph (a) above does not appear on the LIBOR Page by 11:00 A.M., London time, on such Interest Determination Date, the Three-Month LIBOR Rate will be determined as follows:

(1)

Except as provided in clause (2) below, the calculation agent will select (after consultation with Albemarle) four major reference banks (which may include one or more of the initial purchasers or their affiliates) in the London interbank market and will request the principal London office of each of those four selected banks to provide the calculation agent with such bank’s quotation of the rate at which three-month U.S. dollar deposits, commencing on the second London business day immediately following such Interest Determination Date, are offered to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such Interest Determination Date and in a principal amount of not less than $1,000,000 that is representative for a single transaction in such market at such time.

a.	If at least two such quotations are provided, then the Three-Month LIBOR Rate for such Interest Determination Date will be the arithmetic mean of such quotations.

b.

If fewer than two quotations are provided, then the Three-Month LIBOR Rate for such Interest Determination Date will be the arithmetic mean of the rates quoted as of approximately 11:00 A.M. in the City of New York on such Interest Determination Date by three major banks (which may include one or more of the initial purchasers or their affiliates) in the City of New York selected by the calculation agent (after consultation with Albemarle) for three-month U.S. dollar loans, commencing on the second London business day immediately following such Interest Determination Date, and in a principal amount of not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting as mentioned in this sentence, the rate of interest in effect for the applicable period will be the same as the interest rate in effect on such Interest Determination Date.

(2)

Notwithstanding clause (1) above, if Albemarle or its Designee (as defined below) determine on or prior to the relevant Interest Determination Date that a Benchmark Transition Event and its related Benchmark Replacement Date (each, as defined herein) have occurred with respect to the Three-Month LIBOR Rate, then the provisions set forth below under “Effect of Benchmark Transition Event”, which is referred to as the benchmark transition provisions, will thereafter apply to all determinations of the Floating Interest Rate. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each interest period will be an annual rate equal to the sum of the Benchmark Replacement (as defined herein) and the margin specified in the first paragraph under “—Interest”.

Effect of Benchmark Transition Event

Benchmark replacement. If Albemarle (or its Designee, which may be the calculation agent only if the calculation agent consents to such appointment in its sole discretion with no liability therefor, a successor calculation agent, or such other designee of ours (any of such entities, a “Designee”)) determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the 2022 Exchange Notes in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark replacement conforming changes.    In connection with the implementation of a Benchmark Replacement, Albemarle (or its Designee) will have the right to make Benchmark Replacement Conforming Changes from time to time.

Decisions and determinations.    Any determination, decision or election that may be made by Albemarle (or its Designee) pursuant to this Section titled “Effect of Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in Albemarle’s (or its Designee’s) sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the 2022 Exchange Notes, shall become effective without consent from the holders of the 2022 Exchange Notes or any other party.

Certain defined terms.    As used in this Section titled “Effect of Benchmark Transition Event”:

“Benchmark” means, initially, the Three-Month LIBOR Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Three-Month LIBOR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if Albemarle (or its Designee) cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by Albemarle (or its Designee) as of the Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(3)

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(4)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;

(5)

the sum of: (a) the alternate rate of interest that has been selected by Albemarle (or its Designee) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated 2022 Exchange Notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by Albemarle (or its Designee) as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by Albemarle (or its Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated 2022 Exchange Notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other administrative matters) that Albemarle (or its Designee) decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if Albemarle (or its Designee) decide that adoption of any portion of such market practice is not administratively feasible or

Albemarle (or its Designee) determine that no market practice for use of the Benchmark Replacement exists, in such other manner as Albemarle (or its Designee) determine is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by Albemarle (or its Designee) in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)

if, and to the extent that, Albemarle (or its Designee) determine that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by Albemarle (or its Designee) giving due consideration to any industry-accepted market practice for U.S. dollar denominated 2022 Exchange Notes at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the margin specified in the first paragraph under “—Interest.”

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is the Three-Month LIBOR Rate, 11:00 A.M. (London time) on the day that is two London banking days preceding the date of such determination, and (2) if the Benchmark is not the Three-Month LIBOR Rate, the time determined by Albemarle (or its Designee) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Ranking

The 2022 Exchange Notes will be:

•	Albemarle’s senior unsecured indebtedness;

•	effectively subordinated to Albemarle’s secured indebtedness to the extent of the value of the assets securing such indebtedness;

•	structurally subordinated to any indebtedness of any of Albemarle’s subsidiaries;

•	pari passu with Albemarle’s existing and future senior unsecured indebtedness; and

•	senior in right of payment to Albemarle’s existing and future subordinated indebtedness.

Optional Redemption

The 2022 Exchange Notes will not be subject to redemption at Albemarle’s option at any time prior to November 15, 2020 (two years prior to the maturity date, the “2022 Exchange Notes Par Call Date”).

At any time, or from time to time, on or after the 2022 Exchange Notes Par Call Date, the 2022 Exchange Notes will be redeemable as a whole or in part, at Albemarle’s option, at a redemption price equal to 100% of the principal amount of the Exchange Notes to be redeemed plus accrued and unpaid interest on the Exchange Notes to be redeemed to, but excluding, the date of redemption.

2029 Exchange Notes

The 2029 Exchange Notes will be initially issued in an aggregate principal amount of $300,000,000 and will mature on November 15, 2029. The 2029 Exchange Notes will be direct unsecured obligations of Wodgina, and on the issue date will be fully and unconditionally guaranteed on an unsubordinated unsecured basis by Albemarle.

Interest

The 2029 Exchange Notes will bear interest at the applicable rate per annum shown on the cover of this prospectus from (a) from the later of (i) the last interest payment date on which interest was paid on the 2029 Restricted Notes or (ii) if the 2029 Restricted Notes are surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date, payable semi-annually on May 15 and November 15, to the persons in whose names the Exchange Notes are registered at the close of business on the next preceding May 1 or November 1, respectively. Interest on the 2029 Exchange Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Guarantee

Wodgina’s obligations under the 2029 Exchange Notes will be fully and unconditionally guaranteed on an unsubordinated unsecured basis by Albemarle. The 2029 Exchange Note Guarantee will rank equally in right of payment with all existing and future liabilities of Albemarle that are not subordinated. The 2029 Exchange Note Guarantee will effectively rank subordinated to any secured indebtedness of Albemarle to the extent of the value of the assets securing such indebtedness. Under the terms of the 2029 Exchange Note Guarantee, holders of the 2029 Exchange Notes will not be required to exercise their remedies against Wodgina before they proceed directly against Albemarle.

The 2029 Exchange Note Guarantee of Albemarle will be released if Wodgina exercises its legal defeasance or its covenant defeasance option as described under “Description of the Exchange Notes—Defeasance” below or if its obligations under the indenture are discharged as described under “Description of the Exchange Notes—Satisfaction and Discharge” below. Once released in accordance with its terms, the 2029 Exchange Note Guarantee will not be required to be reinstated for any reason. At Wodgina’s written instruction, the trustee will execute and deliver any documents, instructions or instruments evidencing any release of the 2029 Exchange Note Guarantee.

The indenture will provide that the obligations of Albemarle under its 2029 Exchange Note Guarantee will be limited to the maximum amount that, after giving effect to all other contingent and fixed liabilities of Albemarle, would cause the 2029 Exchange Note Guarantee of Albemarle not to constitute a fraudulent conveyance or fraudulent transfer under any applicable law; provided, however, there is some doubt as to whether this limitation will be effective to prevent the 2029 Exchange Note Guarantee from constituting a fraudulent conveyance.

Ranking

The 2029 Exchange Notes will be:

•	Wodgina’s senior unsecured indebtedness,

•	effectively subordinated to Wodgina’s secured indebtedness to the extent of the value of the assets securing such indebtedness,

•	structurally subordinated to any indebtedness of any of Wodgina’s subsidiaries,

•	pari passu with Wodgina’s existing and future senior unsecured indebtedness, and

•	senior in right of payment to Wodgina’s existing and future subordinated indebtedness.

Optional Redemption

At any time, or from time to time, prior to August 15, 2029 (three months prior to the maturity date, the “fixed rate note par call date”) Wodgina may redeem the 2029 Exchange Notes in whole or in part, at its option, at a redemption price equal to the greater of (1) 100% of the principal amount of the Exchange Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Exchange Notes to be redeemed (exclusive of interest accrued to the date of redemption) from the redemption date through the par call date of the Exchange Notes being redeemed (assuming the Exchange Notes matured on the par call date), in each case discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points.

At any time, or from time to time, on or after the fixed rate note par call date, the 2029 Exchange Notes will be redeemable as a whole or in part, at Wodgina’s option, at a redemption price equal to 100% of the principal amount of the Exchange Notes to be redeemed plus accrued and unpaid interest on the Exchange Notes to be redeemed to, but excluding, the date of redemption.

In each case, Wodgina will pay accrued and unpaid interest on the principal amount being redeemed to, but excluding, the date of redemption.

Certain Other Terms

For purposes of this section:

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Exchange Notes to be redeemed (assuming the Exchange Notes matured on the applicable par call date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Exchange Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by Wodgina.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in the United States and such dealer’s affiliates.

“Reference Treasury Dealer” means each of (1) BofA Securities, Inc. and J.P. Morgan Securities LLC or their respective affiliates which are Primary Treasury Dealers, and their respective successors and (2) two other Primary Treasury Dealers appointed by us; provided, however, that if any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, Wodgina shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Additional Amounts

All payments required to be made by Wodgina under or with respect to the 2029 Exchange Notes (Wodgina or any successor thereof making such payment, the “Payor”), will be made free and clear of and without withholding or deduction for or on account of, any taxes imposed or levied by or on behalf of any authority or agency having power to tax within any jurisdiction in which any Payor is incorporated, organized or otherwise resident for tax purposes, or engaged in business for tax purposes, or any jurisdiction from or through which payment is made by or on behalf of such Payor (each a “Relevant Taxing Jurisdiction”), unless such Payor is required to withhold or deduct such taxes by law or regulation.

If a Payor is so required to withhold or deduct any amount for or on account of taxes imposed or levied by or on behalf of a Relevant Taxing Jurisdiction from any payment made under or with respect to the 2029 Exchange Notes or the 2029 Exchange Note Guarantee, as applicable, such Payor will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by any holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder or beneficial owner would have received if such taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(a) any taxes that would not have been (or would not be required to be) so imposed, withheld, deducted or levied but for the existence of any present or former connection between the relevant holder or beneficial owner (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of, or possessor of power over, the relevant holder or beneficial owner, if the relevant holder or beneficial owner is an estate, nominee, trust, partnership, company or corporation) and the Relevant Taxing Jurisdiction, including, without limitation, such holder or beneficial owner being or having been a citizen, domiciliary, national resident thereof, or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein (other than any connection arising solely from the acquisition or holding of any 2029 Exchange Notes, the receipt of any payments in respect of such Exchange Notes or the 2029 Exchange Note Guarantee or the exercise or enforcement of rights under the 2029 Exchange Note Guarantee);

(b) any estate, inheritance, gift, sales, transfer, personal property or similar tax or assessment;

(c) any taxes which are payable other than by withholding or deduction from payments made under or with respect to the 2029 Exchange Notes or the 2029 Exchange Note Guarantee;

(d) any taxes that would not have been (or would not be required to be) imposed, withheld, deducted or levied if such holder or the beneficial owner of any 2029 Exchange Notes or interest therein (i) complied with all reasonable written requests by the Payor (made at a time that would enable the holder or beneficial owner acting reasonably to comply with such request) to provide timely and accurate information or documentation concerning the nationality, residence or identity of such holder or beneficial owner or (ii) made any declaration or similar claim or satisfy any certification, information or reporting requirement, which in the case of (i) or (ii), is required or imposed by a statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of withholding or deduction of, all or part of such taxes;

(e) any taxes imposed or withheld on or with respect to a payment which could have been made without deduction or withholding if the beneficiary of the payment had presented the 2029 Exchange Notes for payment (where presentation is required) within 30 days after the date on which such payment or such 2029 Exchange Notes became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder or beneficial owner would have been entitled to Additional Amounts had the 2029 Exchange Notes been presented on any day during the 30-day period);

(f) any taxes imposed on or with respect to any payment made under or with respect to such 2029 Exchange Notes or the 2029 Exchange Note Guarantee to any holder who is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the sole beneficial owner of such 2029 Exchange Notes;

(g) any taxes payable under Sections 1471-1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as of the issue date of the 2029 Exchange Notes (or any amended or successor version), any regulations or official interpretations thereof, any intergovernmental agreement entered into in connection therewith, or any law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code; or

(h) any taxes imposed or levied by reason of any combination of clauses (a) through (g) above.

The Payor will pay any present or future stamp, issue, registration, excise, property, court or documentary taxes, or similar taxes, charges or levies (referred to in this paragraph as “stamp taxes”) and interest, penalties and other reasonable expenses related thereto that arise in or are levied by any Relevant Taxing Jurisdiction on the execution, issuance, delivery, enforcement or registration of the 2029 Exchange Notes, the indenture, the 2029 Exchange Note Guarantee or any other document or instrument in relation thereto (other than on a transfer or assignment of the 2029 Exchange Notes after this offering).

The Payor will make or cause to be made any withholding or deduction required in respect of taxes, and remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction, in accordance with applicable law. Upon request, the Payor will use reasonable efforts to provide, within a reasonable time after the date the payment of any such taxes so deducted or withheld is made, the trustee with official receipts or other documentation evidencing the payment of the taxes so deducted or withheld.

If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on the 2029 Exchange Notes, the Payor will deliver to the paying agent with a copy to the trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case the Payor shall notify the paying agent and the trustee promptly thereafter) a certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable and such other information reasonably necessary to enable the paying agent to pay Additional Amounts to holders or beneficial owners on the relevant payment date.

Whenever in the indenture or this “Description of the Exchange Notes” there is mentioned, in any context:

(a) the payment of principal;

(b) the payment of interest; or

(c) any other amount payable on or with respect to any of the Exchange Notes,

such reference will be deemed to include payment of Additional Amounts as described under this heading “—Additional Amounts,” to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The obligations described under this heading, “—Additional Amounts,” will survive any termination, defeasance or discharge of the indenture or the 2029 Exchange Note Guarantee and will apply mutatis mutandis to any jurisdiction in which any successor Person to the Payor is incorporated, organized or otherwise resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

Optional Redemption for Changes in Withholding Taxes

Wodgina is entitled to redeem the 2029 Exchange Notes, at its option, at any time in whole but not in part, upon not less than 15 nor more than 60 days’ notice to the holders, at a redemption price equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event the Payor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the notes, any Additional Amounts as a result of:

(a) a change in, or an amendment to, the laws (including any regulations or rulings promulgated thereunder) or treaties of any Relevant Taxing Jurisdiction; or

(b) any change in, amendment to, or introduction of any official published position regarding the application, administration or interpretation of such laws (including any regulations or rulings promulgated thereunder and including the decision of any court, governmental agency or tribunal), which change, amendment or introduction is publicly announced or becomes effective on or after the date of the indenture and the Payor cannot avoid such obligation by taking reasonable measures available to it (including making payment through a paying agent located in another jurisdiction), provided that such Payor will not be required to take any measures that would result in the imposition on it of any material legal or regulatory burden or the incurrence by it of any material additional costs, or would otherwise result in any material adverse consequences. The foregoing provisions will apply mutatis mutandis to the laws and official positions of any jurisdiction in which any successor permitted under “—Certain Covenants—Consolidation, Merger and Sale of Assets” is incorporated, organized or otherwise resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

Prior to the giving of any notice of redemption described in the preceding paragraph, Wodgina will deliver to the trustee an officer’s certificate to the effect that the Payor cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. Wodgina will also deliver to the trustee an opinion of counsel of recognized standing to the effect that the Payor would be obligated to pay Additional Amounts as a result of a change, amendment, or introduction described above. Absent manifest error, the trustee will accept such opinion as sufficient evidence of the Payor’s obligations, to pay such Additional Amounts, and it will be conclusive and binding on the holders.

The Exchange Notes

Each series of Exchange Notes will be issued only in fully registered form in minimum denominations of $2,000 and multiples of $1,000 in excess thereof.

The issuer of each series of Exchange Notes may from time to time without notice to, or the consent of, the holders of such series of Exchange Notes, create and issue additional Exchange Notes of such series under the indenture, equal in rank to the Exchange Notes of such series in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new Exchange Notes, or except under certain circumstances for the first payment of interest following the issue date of the new Exchange Notes) so that the new Exchange Notes may be consolidated and form a single series with the Exchange Notes and have the same terms as to status, redemption and otherwise as the Exchange Notes of such series issued under this prospectus.

Interest

Interest on the Exchange Notes will be paid by check mailed on an interest payment date other than a maturity date to the persons entitled thereto to the addresses of such holders as they appear in the security register or, at the issuer’s option, by wire transfer to a bank account maintained by the holder. The principal of, premium, if any, and interest on the Exchange Notes, together with interest accrued and unpaid thereon, due on the applicable maturity date will be paid in immediately available funds upon surrender of such Exchange Notes at the corporate trust office of the trustee in The City of New York, or, at the issuer’s option, by wire transfer of immediately available funds to an account with a bank designated at least 15 calendar days prior to the maturity date by the applicable registered holder, provided the particular bank has appropriate facilities to receive these payments and the particular note is presented and surrendered at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, in time for the trustee to make these payments in accordance with its normal procedures. Notwithstanding the foregoing, if Exchange Notes are held in the form of global securities, all payments will be made in accordance with the applicable procedures of the depositary.

Exchange and Transfer

For each series of Exchange Notes, a global security will be issued in denominations equal to the aggregate principal amount of outstanding Exchange Notes of such series represented by that global security.

You may have your Exchange Notes broken into more notes of smaller denominations or combined into fewer notes of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

You may exchange or transfer Exchange Notes at the office of the security registrar. The security registrar acts as the issuers’ agent for registering notes in the names of holders and transferring notes. The issuers may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar and the initial security registrar is the trustee. It will also register transfers of the notes. The security register for the notes will be maintained at an office or agency of the trustee in the United States.

You will not be required to pay a service charge to transfer or exchange notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

The issuers may cancel the designation of any particular transfer agent. The issuers may also approve a change in the office through which any transfer agent acts.

Payments on the Notes

Payments of the principal and premium, if any, in respect of Exchange Notes of a series that are not global securities will be made upon the surrender of the Exchange Notes of such series at the office or agency of the issuers maintained for that purpose in the City of New York designated from time to time by the trustee and payments of interest will be made by check mailed to holders of the Exchange Notes of such series at their addresses set forth in the security register; provided, however, that payments of interest will be made by wire transfer if a holder of at least $1.0 million in principal amount of Exchange Notes has given wire transfer instructions to the trustee at least five business days prior to the applicable interest payment date. All payments of Exchange Notes of a series that are represented by global securities will be made by the transfer of immediately available funds to the nominee of the depositary for the Exchange Notes of such series.

Optional Redemption

Notice of redemption will be sent at least 15 but not more than 60 days before the redemption date to each holder of record of the Exchange Notes to be redeemed at its registered address. If less than all of the Exchange Notes are to be redeemed at any time, the trustee will select Exchange Notes to be redeemed on a pro rata basis, by lot, or by any other method the trustee deems fair and appropriate (or in accordance with applicable DTC procedures). The notice of redemption for the Exchange Notes will state, among other things, the amount of the Exchange Notes to be redeemed, the redemption date, the manner in which the redemption price will be calculated and the place or places that payment will be made upon presentation and surrender of Exchange Notes to be redeemed.

Unless the applicable issuer defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Exchange Notes or portions thereof called for redemption.

The applicable issuer will pay interest to a person other than the holder of record on the record date if such issuer elects to redeem the Exchange Notes of a series on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, such issuer will pay accrued interest on the Exchange Notes being redeemed to, but not including, the redemption date to the same person to whom such issuer will pay the principal of those Exchange Notes.

Certain Covenants

General

The indenture contains certain covenants for the benefit of the holders of the Exchange Notes of each series, including, among other things, a covenant to maintain each issuer’s corporate existence. In addition, the indenture contains the covenants described in the two succeeding subsections. Capitalized terms used in the following summary have the meanings specified in the indenture, unless otherwise defined below.

Limitation on Liens and Other Encumbrances

Albemarle has agreed that neither it nor any Restricted Subsidiary (as defined below) will incur, issue, assume or guarantee any Indebtedness secured by any Lien (as defined below) upon any Principal Property (as defined below) or shares of capital stock or indebtedness of any Restricted Subsidiary without securing the Exchange Notes equally and ratably with all other Indebtedness secured by the Lien. This covenant has exceptions, which permit:

(1)	Liens existing on the date of the indenture;

(2)	Liens existing on any Principal Property owned or leased by a corporation at the time it becomes a Restricted Subsidiary;

(3)

Liens existing on any Principal Property at the time of its acquisition by Albemarle or a Restricted Subsidiary, which Lien was not incurred in anticipation of such acquisition and was outstanding prior to such acquisition;

(4)

Liens to secure any Indebtedness incurred prior to, at the time of, or within 12 months after the acquisition of any Principal Property for the purpose of financing all or any part of the purchase price thereof and any Lien to the extent that it secures Indebtedness which is in excess of such purchase price and for the payment of which recourse may be had only against such Principal Property;

(5)

Liens to secure any Indebtedness incurred prior to, at the time of, or within 12 months after the completion of the construction and commencement of commercial operation, alteration, repair or improvement of any Principal Property for the purpose of financing all or any part of the cost thereof and any Lien to the extent that it secures Indebtedness which is in excess of that cost and for the payment of which recourse may be had only against the Principal Property;

(6)	Liens in favor of Albemarle or any of the Restricted Subsidiaries;

(7)

Liens in favor of the United States or any state or any other country, or any agency, instrumentality or political subdivision of any of the foregoing, to secure partial, progress, advance or other payments or performance pursuant to the provisions of any contract or statute, or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens;

(8)

Liens imposed by law, such as mechanics’, workmen’s, repairmen’s, materialmen’s, carriers’, warehousemen’s, vendors’ or other similar Liens arising in the ordinary course of business, or federal, state or municipal government Liens arising out of contracts for the sale of products or services by Albemarle or any Restricted Subsidiary, or deposits or pledges to obtain the release of any of the foregoing;

(9)

Pledges or deposits under workmen’s compensation laws or similar legislation and Liens of judgments thereunder which are not currently dischargeable, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of money) or leases to which Albemarle or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of Albemarle or any Restricted Subsidiary, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States to secure surety, appeal or customs bonds to which Albemarle or any Restricted Subsidiary is a party, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

(10)

Liens in connection with legal proceedings being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against Albemarle or any Restricted Subsidiary, which judgments or awards are being appealed, and Liens incurred for the purpose of obtaining a stay order or discharge during a legal proceeding to which Albemarle or any Restricted Subsidiary is a party;

(11)

Liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings;

(12)

Liens consisting of easements, rights of way and restrictions on the use of real property, and defects in title, which do not (a) interfere materially with the use of the property covered thereby in the ordinary course of Albemarle’s or any Restricted Subsidiary’s business or (b) materially detract from the property’s value in Albemarle’s opinion; and

(13)

Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (2) through (12) above, so long as the principal amount of the Indebtedness secured thereby does not exceed the principal amount of Indebtedness so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of Indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and the Lien is limited to the same property subject to the Lien so extended, renewed or replaced, plus improvements on the property.

Notwithstanding the foregoing, Albemarle and any one or more of the Restricted Subsidiaries may issue, assume or guarantee Indebtedness secured by a Lien that would otherwise be subject to the foregoing restrictions if at the time of incurrence (the “Incurrence Time”), the amount equal to the sum of:

•	the aggregate amount of the Indebtedness, plus

•

all of Albemarle’s other Indebtedness and the Indebtedness of the Restricted Subsidiaries secured by a Lien that would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted to be secured under the foregoing restrictions), plus

•

the aggregate Attributable Debt (as defined below) determined as of the Incurrence Time of Sale and Leaseback Transactions (as defined below), other than Sale and Leaseback Transactions permitted as described under “—Restrictions on Sale and Leaseback Transactions” below entered into after the date of the indenture and in existence at the Incurrence Time, less

•	the aggregate amount of proceeds of such Sale and Leaseback Transactions that have been applied as described under “—Restrictions on Sale and Leaseback Transactions” below,

does not exceed 15% of Albemarle’s Consolidated Net Tangible Assets (as defined below).

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction and as of any particular time, the present value of the obligation of the lessee thereunder for net rental payments during the remaining term of such lease, including any extensions. The present value of the obligation of the lessee is discounted at the rate of interest implicit in the terms of the lease involved in the Sale and Leaseback Transaction, as determined in good faith by Albemarle. Net rental payments exclude any amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by the lessee, subject to monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.

“Consolidated Net Tangible Assets” means the aggregate amount of assets after deducting the following:

(a)	applicable reserves and other properly deductible items;

(b)	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles; and

(c)

all current liabilities, as reflected in the latest consolidated balance sheet contained in Albemarle’s most recent annual report on Form 10-K or quarterly report on Form 10-Q filed pursuant to the Exchange Act prior to the time as of which “Consolidated Net Tangible Assets” will be determined.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(a)	the principal and premium (if any) in respect of indebtedness of such Person for borrowed money;

(b)

the principal and premium (if any) in respect of all obligations of such Person in the form of or evidenced by notes, debentures, bonds or other similar instruments, including obligations incurred in connection with its acquisition of property, assets or businesses;

(c)	capitalized lease obligations of such Person;

(d)	all obligations of such Person under letters of credit, bankers’ acceptances or similar facilities issued for its account;

(e)

all obligations of such Person issued or assumed in the form of a deferred purchase price of property or services, including master lease transactions pursuant to which such Person or its subsidiaries have agreed to be treated as owner of the subject property for federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

(f)	all payment obligations of such Person under swaps and other hedging arrangements;

(g)	all obligations of such Person pursuant to its guarantee or assumption of certain of another entity’s obligations and all dividend obligations guaranteed or assumed by such Person;

(h)	all obligations to satisfy the expenses and fees of the trustee under the indenture;

(i)	all obligations pursuant to all amendments, modifications, renewals, extensions, refinancings, replacements and refundings by such Person of certain of the obligations described above; and

(j)	guarantees of any of the foregoing,

provided, however, that Indebtedness shall not include any indebtedness of a subsidiary to Albemarle or another subsidiary.

“Lien” means any mortgage, lien, pledge, charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), security interest or other encumbrance.

“Principal Property” means all real and tangible personal property owned or leased by Albemarle or any Restricted Subsidiary constituting a part of any manufacturing or processing plant or warehouse located within the United States, exclusive of (1) motor vehicles and other rolling stock, (2) office furnishings and equipment, and information and electronic data processing equipment, (3) any property financed through the issuance of tax-exempt industrial development bonds, (4) any real property held for development or sale, or (5) any property which in the opinion of Albemarle’s board of directors as evidenced by a resolution of the board of directors is not of material importance to the total business conducted by Albemarle and its Restricted Subsidiaries as an entirety.

“Restricted Subsidiary” means any of Albemarle’s subsidiaries (a) substantially all of whose property is located within the United States and (b) which owns a Principal Property or in which Albemarle’s investment exceeds 1% of the aggregate amount of assets included on Albemarle’s consolidated balance sheet as of the end of the last fiscal quarter for which financial information is available.

“Sale and Leaseback Transaction” means any arrangement involving any bank, insurance company, or other lender or investor (in each case that is not Albemarle or an affiliate of Albemarle) or to which any such lender or investor is a party that provides for the lease by Albemarle or one of its Restricted Subsidiaries for a period, including renewals, in excess of three years of any Principal Property which has been or is to be sold or transferred by Albemarle or any Restricted Subsidiary to the lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of the Principal Property.

Restrictions on Sale and Leaseback Transactions

Albemarle has agreed not to, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

(1)

Albemarle or the Restricted Subsidiary would, at the time of entering into the arrangement, be entitled, without equally and ratably securing the Exchange Notes of each series then outstanding, to incur, issue, assume or guarantee Indebtedness secured by a lien on the property, under the provisions described in clauses (2) through (13) under the caption “—Limitation on Liens and Other Encumbrances” above; or

(2)	Albemarle, within 180 days after the sale or transfer, applies to the retirement of its Funded Debt an amount equal to the greater of:

(a)	the net proceeds of the sale of the Principal Property sold and leased back in connection with the arrangement; or

(b)	the fair market value of the Principal Property so sold and leased back at the time of entering into such arrangement.

Notwithstanding the foregoing, Albemarle and its Restricted Subsidiaries, or any of them, may enter into a Sale and Leaseback Transaction that would otherwise be prohibited as set forth above, if either:

(1)

such transaction involves the transfer of property to a governmental body, authority or corporation, such as a development authority, and is entered into primarily for the purpose of obtaining economic incentives and does not involve a third-party lender or investor; or

(2)	at the time of and giving effect to the transaction, the amount equal to the sum of:

•	the aggregate amount of the Attributable Debt in respect of all Sale and Leaseback Transactions existing at the time that could not have been entered into except in reliance on this paragraph, plus

•	the aggregate amount of outstanding Indebtedness secured by Liens in reliance on the second paragraph of “—Limitation on Liens and Other Encumbrances”

does not at the time exceed 15% of Albemarle’s Consolidated Net Tangible Assets.

“Funded Debt” means: (a) all Indebtedness maturing one year or more from the date of its creation, (b) all Indebtedness directly or indirectly renewable or extendable, at the option of the debtor, by its terms or by the terms of the instrument or agreement relating thereto, to a date one year or more from the date of its creation, and (c) all Indebtedness under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

Except for the limitations on Liens and other encumbrances and Sale and Leaseback Transactions described above, each of which may not apply to subordinated debt securities, the indenture and the Exchange Notes do not contain any covenants or other provisions designed to afford holders of the Exchange Notes protection in the event of a highly leveraged transaction involving Albemarle.

Consolidation, Merger and Sale of Assets

The issuers are generally permitted to consolidate or merge with another company. The issuers are also permitted to sell or lease all or substantially all of their properties and assets to another company. However, an issuer may not take any of these actions unless:

•

where such issuer merges out of existence or sells or leases all or substantially all its assets other than to Albemarle, the other company must be (1) in the case of Albemarle, a corporation organized and validly existing under the laws of a state of the United States or the District of Columbia or under federal law and (2) in the case of Wodgina, a corporation or proprietary limited company organized and validly existing under the laws of Australia or any state thereof, and in each case it must expressly assume all their obligations under the indenture and the Exchange Notes;

•	immediately after giving effect to the merger, sale of assets or other transaction, no default or event of default exists;

•

if, as a result of such consolidation or merger, or such sale or lease of assets, Albemarle’s or any Restricted Subsidiary’s properties or assets would become subject to a Lien, then Albemarle and such Restricted Subsidiary must comply with the covenants in the indenture regarding Liens described above in “—Certain Covenants—Limitation on Liens and Other Encumbrances”; and

•	certain other conditions are satisfied.

For the purposes of this provision, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more subsidiaries of an issuer, which properties and assets, if held by such issuer instead of such subsidiaries, would constitute all or substantially all of the properties and assets of such issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of such issuer.

The indenture’s provisions regarding our consolidation, merger and sale or lease of assets, as described above, include a phrase relating to the conveyance, transfer or lease of “all or substantially all” of our properties and assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the foregoing provisions in the case of a sale of such assets or properties may be uncertain.

Offer to Repurchase Upon Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to any series of the Exchange Notes (unless the applicable issuer has exercised its right to redeem the Exchange Notes of such series by giving irrevocable notice to the trustee in accordance with the indenture), each holder of Exchange Notes of such series will have the right to require the issuer of such series of Exchange Notes to purchase all or a portion of such holder’s Exchange Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, up to but not including the date of purchase (the “Change of Control Payment”).

Unless the applicable issuer has exercised its right to redeem the Exchange Notes of such series, within 30 days following the date upon which the Change of Control Triggering Event occurs with respect to a series of Exchange Notes or, at the option of the issuer of the Exchange Notes of such series, prior to any Change of Control but after the public announcement of the pending Change of Control, the applicable issuer will be required to send a notice to each holder of Exchange Notes of the applicable series to their addresses as set forth in the register, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, each issuer will, to the extent lawful:

•	accept or cause a third party to accept for payment all Exchange Notes or portions of Exchange Notes of the applicable series properly tendered pursuant to the Change of Control Offer;

•

deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Exchange Notes or portions of Exchange Notes of the applicable series properly tendered; and

•

deliver or cause to be delivered to the trustee the Exchange Notes of the applicable series properly accepted together with an officer’s certificate stating the aggregate principal amount of Exchange Notes or portions of Exchange Notes of the applicable series being repurchased.

Neither issuer will be required to make a Change of Control Offer with respect to the Exchange Notes of the applicable series if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by such issuer and such third party purchases all the Exchange Notes of the applicable series properly tendered and not withdrawn under its offer. In addition, an issuer will not repurchase any Exchange Notes of the applicable series if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture with respect to the Exchange Notes of such series, other than a default in the payment of the Change of Control Payment on the Change of Control Payment Date with respect to the Exchange Notes of such series.

The issuers must comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Exchange Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Exchange Notes, the issuers will be required to comply with those securities laws and regulations and will not be deemed to have breached the issuers’ respective obligations under the Change of Control Offer provisions of the Exchange Notes by virtue of any such conflict.

For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following after the date of issuance of the Exchange Notes:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of Albemarle’s assets and the assets of its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to Albemarle or one of its subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than Albemarle or one of its subsidiaries) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Albemarle’s Voting Stock representing a majority of the voting power of Albemarle’s outstanding Voting Stock;

(3) Albemarle consolidates with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, Albemarle, in any such event pursuant to a transaction in which any of Albemarle’s outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where Albemarle’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(4) the adoption by Albemarle’s shareholders of a plan relating to its liquidation or dissolution.

Notwithstanding the foregoing, a transaction (or series of related transactions) will not be deemed to involve a Change of Control under clause (2) above if (i) Albemarle becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of Albemarle’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means, with respect to a series of Exchange Notes, (i) the rating of such series of Exchange Notes is lowered by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by Albemarle of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (ii) such series of Exchange Notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period; provided that a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the trustee at Albemarle’s or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by Albemarle under the circumstances permitting Albemarle to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

“Rating Agency” means each of Moody’s and S&P; provided, that if either Moody’s or S&P ceases to provide rating services to issuers or investors, Albemarle may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act as a replacement for such Rating Agency; provided that Albemarle shall give notice of such appointment to the trustee.

“S&P” means Standard & Poor’s Financial Services LLC, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of Albemarle’s assets and the assets of its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that the applicable issuer offer to repurchase the Exchange Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of Albemarle’s assets and the assets of its subsidiaries taken as a whole to another “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) may be uncertain.

Sinking Fund

There is no provision for a sinking fund applicable to the Exchange Notes.

Events of Default

The term “event of default” means, with respect to the Exchange Notes of a series, any of the following:

(a)	default in the payment of the principal of or any premium on the Exchange Notes of that series on its due date;

(b)	default in the payment of interest on the Exchange Notes of that series within 30 days of its due date;

(c)

Albemarle or Wodgina (only with respect to the 2029 Exchange Notes) fails to perform or remains in breach of any covenant contained in the indenture for the benefit of the Exchange Notes of that series or any other term of the indenture for 60 days after the applicable issuer receives a written notice of default stating Albemarle or Wodgina, as applicable, is in breach and requiring it to be remedied. The notice must be sent by either the trustee or holders of at least 25% of the aggregate principal amount of the outstanding Exchange Notes of the affected series;

(d)

default in the payment of principal when due or an acceleration of Indebtedness of Albemarle, Wodgina (only with respect to the 2029 Exchange Notes), the guarantor, as applicable, or any Significant Subsidiary, for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $100 million and such acceleration has not been rescinded or annulled or such Indebtedness repaid within a period of 30 days after written notice to the applicable issuer by the trustee or to the applicable issuer and the trustee by the holders of at least 25% in principal amount of all outstanding Exchange Notes of that series; provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred; or

(e)

Albemarle, Wodgina (only with respect to the 2029 Exchange Notes) or any Significant Subsidiary files for, or consents to the filing of, bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

If an event of default described in clause (a), (b), (c) or, after notice in accordance with (d), above has occurred and is continuing, holders of 25% in aggregate principal amount of Exchange Notes of such series may declare the principal amount of the outstanding Exchange Notes of such series, and any accrued and unpaid interest through the date of such declaration, to be due and payable immediately; upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, or any premium or interest on the Exchange Notes of such series and in compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the Exchange Notes of such series; and if an event of default described in clause (e) occurs and is continuing, then the principal amount of all Exchange Notes of such series outstanding, together with any accrued interest through the occurrence of such event, shall become and be due and payable immediately, without any declaration or other act by the trustee or any other holder.

“Significant Subsidiary” means any of Albemarle’s subsidiaries that would be a “Significant Subsidiary” of Albemarle within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

Satisfaction and Discharge

An issuer can satisfy its obligations under the outstanding Exchange Notes of the applicable series and the indenture will cease to be of further effect (with limited exceptions) with respect to Exchange Notes of such series if such issuer puts in place the following arrangements for you to be repaid:

•

either (a) all Exchange Notes of that series have been delivered to the trustee for cancellation or (b) for any Exchange Notes of that series that have not been delivered to the trustee for cancellation, they have become due and payable, or they will become due and payable within one year, or they will be called for redemption within one year under arrangements satisfactory to the trustee, and in the case of (b), such issuer has deposited, or caused to be deposited, in trust with the trustee for your benefit and the benefit of all other holders of that series of Exchange Notes an amount of cash and U.S. government notes or bonds that will generate enough cash (without reinvestment) to make interest, principal, premium and any other payments on that series of Exchange Notes on their due date;

•	such issuer has paid or cause to be paid all other amounts payable by such issuer under the indenture relating to that series of Exchange Notes;

•

no default or event of default shall have occurred and be continuing on the date of the deposit or shall occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which such issuer is a party or by which such issuer is bound;

•	such issuer has deposited irrevocable instructions to the trustee to apply the deposited money toward the payment of that series of Exchange Notes on their due date; and

•

such issuer has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the conditions precedent for the satisfaction and discharge of the indenture with respect to that series of Exchange Notes have been complied with.

Modification and Waiver

There are three types of changes the issuers can make to the indenture and the Exchange Notes of the applicable series issued under the indenture.

Changes Requiring Your Approval. First, there are changes that cannot be made to the Exchange Notes without the approval of each holder affected thereby. Following is a list of those types of changes:

•	change the payment date of the principal or any installment of principal or interest on a note;

•	reduce any other amounts due on a note;

•	reduce the amount of principal due and payable upon acceleration of the maturity of a note following a default;

•	change the place or currency of payment on a note;

•	impair a holder’s right to institute suit to enforce any payment of any amount due on its note;

•	impair any right that the holders may have to exchange or convert the note for or into other securities;

•	reduce the percentage in aggregate principal amount of Exchange Notes of any series whose consent is needed to modify or amend the indenture or any supplement thereto;

•

reduce the percentage in principal amount of Exchange Notes whose consent is needed to waive the applicable issuer’s compliance with certain provisions of the indenture or any supplement thereto or to waive certain defaults; and

•

modify any other aspect of the provisions dealing with modification and waiver of the indenture or any supplement thereto, except to increase any applicable percentage of holders of Exchange Notes required for modification or provide that provisions may not be modified except with the consent of each affected holder.

Changes Requiring a Majority Vote. The second type of change to the indenture or any supplement thereto and the Exchange Notes is the kind that requires a vote in favor by holders of a majority of the outstanding Exchange Notes affected by the change. Most other changes fall into this category, except for changes noted above as requiring the approval of the holders of each security affected thereby, and, as noted below, waivers and changes not requiring any approval.

The applicable issuer would need a vote by holders of Exchange Notes owning a majority of the principal amount of all series affected by the waiver, to obtain a waiver of certain of the restrictive covenants, including the covenants described above under “—Certain Covenants—Limitation on Liens and Other Encumbrances,” and “—Certain Covenants—Restrictions on Sale and Leaseback Transactions.” The applicable issuer also needs holders of Exchange Notes owning a majority of the principal amount of the relevant affected series to obtain a waiver of any past default with respect to such series, except a payment default listed in the first or second category described above under “—Events of Default.”

The indenture provides that a supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has expressly been included solely for the benefit of one or more particular series of Exchange Notes, or that modifies the rights of the holders of Exchange Notes of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of securities of any other series.

Changes Not Requiring Approval. The third type of change does not require any vote by holders of Exchange Notes. This type is limited to clarifications and certain other changes that would benefit or would not adversely affect holders of the Exchange Notes.

Further Details Concerning Voting. Notes will not be considered outstanding, and therefore will not be eligible to vote, if the applicable issuer has deposited or set aside in trust for holders money for their payment or redemption or if they have been fully defeased, as described under “Defeasance—Legal Defeasance.” Notes owned by the applicable issuer or any of its affiliates will also not be considered outstanding or eligible to vote.

If an issuer determines to set a record date, such issuer will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding Exchange Notes of such series of Exchange Notes that are entitled to vote or take other action under the indenture. In some circumstances, the trustee will be entitled to set a record date for action by holders. If the trustee sets a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding Exchange Notes of that series on the record date and the action voted upon must be effective within 90 days following the record date.

Indirect holders should consult their banks or brokers for information on how approval may be granted or denied if any issuer seeks to change an indenture or the Exchange Notes or request a waiver.

Defeasance

Legal Defeasance

If there is a change in federal income tax law, as described below, an issuer can legally release itself from any payment or other obligations, with certain limited exceptions, on any series of Exchange Notes, called legal defeasance, if such issuer puts in place the following arrangements for you to be repaid:

•

such issuer must deposit, or cause to be deposited, in trust for your benefit and the benefit of all other holders of that series of Exchange Notes an amount of cash and U.S. government notes or bonds that will generate enough cash (without reinvestment) to make interest, principal, premium and any other payments on that series of Exchange Notes on their due date;

•	such issuer must deliver to the trustee a legal opinion of counsel that is based on and confirms the tax law change described below;

•

no event of default or event that with the passage of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing at the time of the deposit described above (other than resulting from the borrowing of funds to be applied to such deposit) on the later of (1) the 91st day after the date of the deposit or (2) the day ending on the day following the expiration of the longest preference period under any bankruptcy law applicable to such issuer in respect of such deposit;

•

such deposit and defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which such issuer is a party or by which such issuer is bound; and

•	such issuer must comply with certain other conditions.

There must be a change in current federal income tax law or a U.S. Internal Revenue Service ruling that lets such issuer make the above deposit without causing you to be taxed on the Exchange Notes of such series any differently than if such issuer did not make the deposit and just repaid the Exchange Notes of such series at maturity or redemption.

In the event of legal defeasance, you would have to rely solely on the trust holding the deposited cash and/or U.S. government Exchange Notes or bonds for repayment of the Exchange Notes of the applicable series. You could not look to the issuer for repayment in the unlikely event of any shortfall. Conversely, the trust would most likely be protected from claims of the issuer’s lenders and other creditors if the issuer ever become bankrupt or insolvent.

Covenant Defeasance

Under current federal income tax law, an issuer can make the same type of deposit described above under “— Defeasance—Legal Defeasance” and be released from some of the restrictive covenants in the Exchange Notes of the applicable series. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having cash and/or U.S. government notes or bonds set aside in trust to repay the Exchange Notes of such series. In order to achieve covenant defeasance, such issuer must do the following:

•

such issuer must deposit, or cause to be deposited, in trust for your benefit and the benefit of all other holders of that series of Exchange Notes an amount of cash and U.S. government notes or bonds that will generate enough cash (without reinvestment) to make interest, principal, premium and any other payments on that series of Exchange Notes on their due date;

•

such issuer must deliver to the trustee a legal opinion of counsel confirming that under current federal income tax law such issuer may make the above deposit without causing you to be taxed on the Exchange Notes of such series any differently than if such issuer did not make the deposit and just repaid the Exchange Notes of such series at maturity or redemption;

•

no event of default or event that with the passage of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing at the time of the deposit described above (other than resulting from the borrowing of funds to be applied to such deposit) on the later of (1) the 91st day after the date of the deposit or (2) the day ending on the day following the expiration of the longest preference period under any bankruptcy law applicable to such issuer in respect of such deposit;

•	such deposit and defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which such issuer is party or by which such issuer is bound; and

•	such issuer must comply with certain other conditions.

If an issuer accomplishes covenant defeasance, the following provisions, among others, of the indenture and the Exchange Notes of the applicable series would no longer apply:

•

the covenants applicable to such issuer, if any, previously described under “—Certain Covenants—Limitation on Liens and Other Encumbrances” and “—Certain Covenants—Restrictions on Sale and Leaseback Transactions;”

•	the condition regarding the treatment of Liens when such issuer merges or engages in similar transactions as described under “—Certain Covenants—Consolidation, Merger and Sale of Assets;”

•	the events of default relating to breach of covenants, described under “Events of Default;” and

•	any other covenants applicable to the series of Exchange Notes and described in the prospectus.

If an issuer accomplishes covenant defeasance, you could still look to such issuer for repayment of the Exchange Notes if there were a shortfall in the trust. In fact, if one of the remaining events of default occurs, such as such issuer’s bankruptcy, and the Exchange Notes of such series become immediately due and payable, there may be a shortfall in the trust.

BOOK-ENTRY; DELIVERY AND FORM

Upon closing of the exchange offers, each series of the Exchange Notes will be represented by one or more fully registered global securities. Each such global security will be deposited with or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for Exchange Notes in definitive form, no global security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear Bank S.A./N.V. or Clearstream Banking, société anonyme clearance systems may hold beneficial interests in the Exchange Notes through the accounts that each of these systems maintain as participants in DTC.

So long as DTC or its nominee is the registered owner of the global securities, DTC or its nominee, as the case may be, will be the sole holder of the Exchange Notes represented thereby for all purposes under the indenture governing the Exchange Notes. Except as otherwise provided in this section, the beneficial owners of the global securities representing the Exchange Notes will not be entitled to receive physical delivery of certificated Exchange Notes and will not be considered the holders thereof for any purpose under the indenture, and the global securities representing the Exchange Notes shall not be exchangeable or transferable. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder under the indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in the global securities representing the Exchange Notes.

The global securities representing the Exchange Notes are exchangeable for certificated Exchange Notes of like tenor and terms and of differing authorized denominations aggregating a like amount only if:

•

DTC notifies us that it is unwilling, unable or ineligible to continue as depositary for the global securities and a successor depositary is not appointed by us within 90 days of such notification or of our becoming aware of DTC’s ineligibility;

•

there shall have occurred and be continuing an Event of Default under the indenture governing the Exchange Notes with respect to any of the global securities and the outstanding Exchange Notes of the series represented by such global securities shall have become due and payable pursuant to the relevant indenture and the trustee has requested that certificated Exchange Notes be issued; or

•

the issuers have decided to discontinue use of book-entry transfers through DTC. DTC has advised us that, under its current practices, it would notify its participants of our request, but would only withdraw beneficial interests from the global securities at the request of its participants.

Upon any such exchange, the certificated Exchange Notes shall be registered in the names of the beneficial owners of the global securities representing the Exchange Notes of the applicable series as provided by DTC’s relevant participants (as identified by DTC).

The description of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. The issuers do not take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

The following is based on information furnished by DTC:

•

DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is available to securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•

Persons who are not participants may beneficially own the Exchange Notes held by DTC only through direct participants or indirect participants. Purchases of the Exchange Notes under DTC’s system must be made by or through direct participants, which will receive a credit for such Exchange Notes on DTC’s records. The ownership interest of each actual purchaser of each note represented by a global security (a “Beneficial Owner”) is in turn to be recorded on the direct participants’ and indirect participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the global securities representing the Exchange Notes are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners. Beneficial Owners of the global securities representing the Exchange Notes will not receive certificated Exchange Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Exchange Notes is discontinued and in certain other limited circumstances.

•

Principal, premium, if any, and interest payments on the global securities representing the Exchange Notes will be made to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or ours, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is our and the trustee’s responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of direct participants and indirect participants.

•

DTC may discontinue providing its services as securities depository with respect to the Exchange Notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated Exchange Notes are required to be printed and delivered.

The information in this section concerning DTC and DTC’s system has been obtained from sources that the issuers believe to be reliable, but the issuers take no responsibility for the accuracy thereof. Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

MATERIAL INCOME TAX CONSEQUENCES

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of an exchange of Restricted Notes for Exchange Notes pursuant to the exchange offers. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, judicial authority and administrative interpretations, all as of the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion does not address all of the tax considerations that may be relevant to a particular holder in light of the holder’s circumstances, or to certain categories of holders that may be subject to special rules. This summary does not consider any tax consequences arising under U.S. alternative minimum tax law, U.S. federal gift and estate tax law, the Medicare tax on certain net investment income or under the laws of any foreign, state, local or other jurisdiction. Each holder should consult its own independent tax advisor regarding its particular situation and the U.S. federal, state, local and foreign tax consequences of exchanging the Restricted Notes for Exchange Notes and purchasing, holding and disposing of the Exchange Notes, including the consequences of any proposed change in applicable laws.

The exchange of Restricted Notes for Exchange Notes in the exchange offers will not constitute a taxable event for U.S. federal income tax purposes. Consequently, for such purposes, a holder will not recognize gain upon receipt of an Exchange Note in exchange for a Restricted Note in the exchange offers, the holder’s adjusted tax basis (and adjusted issue price) in the Exchange Note received in the exchange offers will be the same as its adjusted tax basis (and adjusted issue price) in the corresponding Restricted Note immediately before the exchange, and the holder’s holding period in the Exchange Note will include its holding period in the Restricted Note.

Material Australian Income Tax Consequences

The following summary describes Australian income tax implications that may be relevant with respect to the acquisition, ownership and disposition of an exchange of Restricted Notes for Exchange Notes pursuant to the exchange offers.

Unless specifically stated otherwise, this section is relevant for noteholders who hold their notes on capital account for Australian income tax purposes. This section does not consider the Australian tax consequences for noteholders:

•	who hold their notes as trading stock or as revenue assets;

•

who may be subject to special tax rules, such as financial institutions, insurance companies, partnerships, (except where expressly stated), tax exempt organizations, trusts (except where expressly stated), superannuation funds (except where expressly stated); or

•	who are subject to the taxation of financial arrangements rules in Division 230 of the Income Tax Assessment Act 1997 (Cth) (ITAA97) in relation to gains and losses on financial arrangements.

The information contained in this section is general in nature and should not be relied on by noteholders as tax advice. This section is not intended to be a complete statement of the taxation law applicable to the particular circumstances of every noteholder. Potential noteholders should obtain their own professional advice on the taxation consequences of purchasing the notes.

The information contained in this section is based on the taxation law at the date of this prospectus. The Australian taxation consequences outlined in this section may alter if there is a change in the taxation law after the date of this document. Each holder should consult its own independent tax advisor regarding its particular situation and the Australian and foreign tax consequences of exchanging the Restricted Notes for Exchange Notes and purchasing, holding and disposing of the Exchange Notes, including the consequences of any proposed change in applicable laws.

The exchange of Restricted Notes for Exchange Notes in the exchange offers will constitute a taxable event under Australian income tax law. The exchange should not give rise to amounts being subject to Australian income tax on the basis that the terms of the 2029 Exchange Notes largely reflect the terms of the 2029 Restricted Notes.

PLAN OF DISTRIBUTION

Any broker-dealer that holds Restricted Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Restricted Notes acquired directly from the issuers) may exchange such Restricted Notes pursuant to the exchange offers. Any such broker-dealer may, however, be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of Exchange Notes received by such broker-dealer in the exchange offers. Such prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus, as it may be amended or supplemented from time to time. The issuers have agreed to use commercially reasonable efforts to keep the registration statement, of which this prospectus forms a part, continuously effective for a period ending on the earlier of (i) 180 days from the date on which the registration statement related to the Exchange Notes is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. The issuers have also agreed to provide sufficient copies of the latest version of this prospectus to broker-dealers promptly upon request at any time during such 180-day period (or shorter as provided in the foregoing sentence) in order to facilitate such resales.

The issuers will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The issuers have agreed to pay all expenses incident to the exchange offers other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the Exchange Notes and related 2029 Exchange Note Guarantee offered hereby will be passed upon for Albemarle and Wodgina by Shearman & Sterling LLP, New York, New York and MinterEllison, Australian counsel to Albemarle and Wodgina. Certain legal matters with respect to this offering will be passed upon for us by Hunton Andrews Kurth LLP, Richmond, Virginia.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019, have been so incorporated in reliance on the report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the MARBL joint venture 60% ownership subsidiary the registrant acquired during 2019, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Independent Auditors

The consolidated financial statements of Windfield Holdings Pty Ltd as of December 31, 2019, and for the year then ended, incorporated by reference to the Annual Report on Form 10-K/A, have been audited by KPMG, independent auditors, as stated in their report incorporated herein.

The liability of KPMG in relation to the performance of their professional services to Windfield Holdings Pty Ltd including, without limitation, KPMG’s audits of the financial statements described under “Independent Auditors”, is limited under the Chartered Accountants Australia and New Zealand Professional Standards Scheme (NSW) approved by the New South Wales Professional Standards Council pursuant to the Professional Standards Act of 1994 of the State of New South Wales, including the Treasury Legislation Amendment (Professional Standards) Act 2004 of Australia (the “Accountants Scheme”). The Accountants Scheme limits the civil liability of KPMG to a maximum amount of A$75 million. The Accountants Scheme does not limit liability for breach of trust, fraud or dishonesty.

Albemarle Corporation

Albemarle Wodgina Pty Ltd

Offers to Exchange

$200,000,000 Outstanding Floating Rate Notes due 2022

for Registered Floating Rate Notes due 2022

and

$300,000,000 Outstanding 3.450% Senior Notes due 2029

for Registered 3.450% Senior Notes due 2029

PROSPECTUS

The date of this prospectus is June 25, 2020